As filed with the Securities and Exchange Commission on August 18, 2004

Registration No. __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SLS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3651	52-2258371
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3119 SOUTH SCENIC

SPRINGFIELD, MISSOURI 65807

(417) 883-4549

(Address and telephone number of principal executive offices)

JOHN M. GOTT

3119 SOUTH SCENIC

SPRINGFIELD MISSOURI 65807

(417) 883-4549

(Name, address, and telephone number of agent for service)

JEFFREY M. MATTSON

FREEBORN & PETERS LLP

311 SOUTH WACKER DRIVE, SUITE 3000

CHICAGO, IL  60606-6677

(312) 360-6312

(Name, address, and telephone number for copies of all communications)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	MAXIMUM AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AGGREGATE AMOUNT OF REGISTRATION FEE(1)
Common Stock, $.001 par value	7,817,000	$1.81(1)	$14,148,770	$1,792.65

———————

(1)

This price is used solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act and is estimated, based on the high and low prices of the common stock on August 12, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2004.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SLS INTERNATIONAL, INC.

7,817,000 SHARES OF COMMON STOCK

OFFERED BY SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 7,817,000 shares of our common stock by selling stockholders. The selling stockholders will receive the common stock upon conversion of our outstanding Series B Preferred Stock and upon exercise of outstanding warrants and options. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of our shares by the selling stockholders or from the conversion of the Series B Preferred Stock. We may receive up to $28,822,000 from the exercise of the warrants and options, if they are exercised in full. We will use the proceeds from any exercise of warrants and options for working capital purposes.

Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol “SITI.OB.” On August 16, 2004, the last reported sale price for our common stock as reported on the Nasdaq Over-The-Counter Bulletin Board was $1.87 per share.

The securities offered in this prospectus involve a high degree of risk. You should consider the “Risk Factors” beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

SLS INTERNATIONAL, INC.

3119 South Scenic

Springfield, Missouri  65807

(417) 883-4549

Unless otherwise specified, the information in this prospectus is set forth as of August 18, 2004, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus including “Risk Factors” and the consolidated financial statements before making an investment decision.

The Company

We manufacture premium-quality loudspeakers and sell them through our dealer networks. The speakers use our proprietary ribbon-driver technology and are generally recognized in the industry as high-quality systems. We sell a Professional Line of loudspeakers, a Commercial Line of loudspeakers, Home Theatre systems, a line for recording and broadcast studios, a line for contractor installations and touring companies, and line of in-wall, in-ceiling and outdoor loudspeakers. Our executive offices are located at 3119 South Scenic, Springfield, Missouri, 65807, with telephone number (417) 883-4549.

The Offering by the Selling Stockholders

We entered into a promotion agreement with Global Drumz, Inc., pursuant to which we granted an option to purchase 1,000,000 shares of our common stock for $2.00 per share and a warrant to purchase 1,000,000 shares of our common stock for $7.00 per share. Global Drumz, one of the selling stockholders under this prospectus, is offering for sale up to 2,000,000 shares of our common stock, which are the shares issuable upon exercise of the option and warrant.

In November 2003, we entered into a consulting services agreement with William F. Fischbach, pursuant to which we issued 400,000 shares of our common stock. At the time of the agreement, we agreed to register 100,000 of such shares. Mr. Fischbach currently owns 125,000 shares and we have now agreed to register all such 125,000 shares (rather than the initial requirement of 100,000), permitting Mr. Fischbach to offer such 125,000 shares for sale pursuant to this prospectus.

In March 2004, we commenced a private placement of up to 1,000,000 shares of Series B Preferred Stock at $20.00 per share. Each share is convertible into ten shares of our common stock six months after purchase. Attached to each share of Series B Preferred Stock are ten of our Class C Warrants. Each Class C Warrant has a term of three years and provides the right to purchase one share of our common stock at $7.00 per share. The Class C Warrants are immediately exercisable and detachable from the preferred share.

In connection with the private placement, we entered into an agreement with Kenny Securities Corp. to provide certain services to us. As compensation for such services, we agreed to pay Kenny Securities (a) a cash placement fee equal to 7% of the amount sold by Kenny Securities in the private placement; (b) warrants to purchase, at $2.00 per share, a number of shares of common stock equal to 10% of the number of shares issuable upon conversion of the Series B Preferred Stock sold by Kenny Securities; and (c) Class C Warrants for the same number of shares. We issued warrants to purchase up to 125,000 shares of our common stock at $2.00 per share to Kenny Securities for sales made by Kenny Securities in the private placement. Kenny Securities also received Class C Warrants to purchase 125,000 shares of our common stock, which shares are included in the shares offered hereby.

In the private placement, which closed on July 27, 2004, 272,100 shares of the Series B Preferred Stock were sold for $5,442,000 and will be convertible into 2,721,000 shares of our common stock. We have issued a total of 2,846,000 Class C Warrants, 2,721,000 of which were attached to shares of the Series B Preferred Stock and 125,000 of which were issued to Kenny Securities.

Under this prospectus, the selling stockholders are offering up to 7,817,000 shares of our common stock, which are the shares issuable upon conversion of the Series B Preferred Stock and upon exercise of the options and warrants described above. On June 10, 2004, there were 29,374,780 shares of our common stock outstanding. Upon the exercise of the options and warrants described above, and the conversion of the Series B Preferred Stock, the number of shares offered by this prospectus represents 20.96% of our total common stock outstanding on June 10,

2004. The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at the discretion of the selling stockholders.

We will receive no proceeds from the sale of shares of common stock in this offering. However, if all of the warrants and options are exercised in full, we may receive up to $19,572,000 in proceeds from the exercise of the Class C Warrants, up to $9,000,000 in proceeds from the exercise of the options and warrants held by Global Drumz, and up to $250,000 from the exercise of the $2.00 warrants issued to Kenny Securities. Kenny Securities also holds 125,000 of the Class C Warrants included above. Any proceeds received upon the exercise of such options and warrants will be used for working capital and general corporate purposes.

OTC Bulletin Board Symbol

Our common stock trades on the Nasdaq Over-The-Counter Bulletin Board under the symbol “SITI.OB.” On August 16, 2004, the last reported sale price for our common stock was $1.87 per share.

Rescission Offer

From May 1, 2002 through May 10, 2004, warrant holders exercised 2,545,800 of our Class A Warrants and 22,600 of our Class B Warrants for a total of 2,568,400 shares of common stock. The warrant holders paid an aggregate of $1,340,700 for these exercises. From May 1, 2002 through May 10, 2004, the registration statement that we filed with the U.S. Securities and Exchange Commission to register the common stock issuable upon exercise of these warrants may not have been “current” because the registration statement had not been amended to include our most recent audited financial statements. As a result, the former warrant holders may be entitled to demand a rescission of their previous exercises of common stock. We intend to make a rescission offer to all warrant holders who exercised warrants during the period from May 1, 2002 through May 10, 2004. Once made, the rescission offer is expected to remain open for 30 days. The rescission offer would require us to repurchase the shares of common stock issued upon exercise of the warrants at their original exercise price, $.50 for the Class A Warrants and $3.00 for the Class B Warrants, at each warrant holder’s option. If all warrant holders accept the rescission offer, we would be required to pay $1,340,700 plus interest, which amount would be reduced to the extent of the proceeds from any sales of the underlying common stock by the former warrant holders. Acceptance of the rescission offer by all former warrant holders could have a material adverse effect. The current market price is over the $.50 exercise price of the Class A warrants, and if that remains true, we would expect no former holders of Class A Warrants to accept the rescission offer. The current market price is below the $3.00 exercise price of the Class B warrants. Only 22,600 Class B warrants were exercised during the rescission offer period, making our potential rescission liability to the former Class B warrant holders equal to $67,800 plus interest, which amount would be reduced to the extent of any sales of the underlying common stock by the former warrant holders.

RISK FACTORS

An investment in our common stock involves various risks, including those described in the risk factors below. You should carefully consider these risk factors, together with all of the other information included in this report, before you decide to invest in our common stock. If any of the following risks, or any other risks not described below, develop into actual events, then our business, financial condition, results of operations, or prospects could be materially adversely affected, the market price of our common stock could decline further and you could lose all or part of your investment.

We Have a History of Losses and May Not Be Profitable in the Future if We Do Not Achieve Sufficient Revenue to Absorb Recent and Planned Expenditures.

We have experienced significant operating losses since investing in the development of ribbon driver technology in 1998 and, through December 31, 2003, have an accumulated retained deficit of approximately $10,843,561. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods. These losses or fluctuations in our operating results could cause the market value of our common stock to decline.

We Will Depend on Additional Capital.

Our ability to implement our strategy and expand our operations largely depends on our access to capital. To implement our long-term strategy, we plan to make ongoing expenditures for the expansion and improvement of our product line and the promotion of our products. To date, we have financed our operations primarily through sales of equity and the issuance of notes. We will need to issue additional equity or other securities to obtain the financing required to continue our operations. However, additional capital may not be available on terms acceptable to us. Our failure to obtain sufficient additional capital could curtail or alter our growth strategy or delay needed capital expenditures.

Our Dependence upon Third-Party Dealers for Sales Makes Us Vulnerable to the Efforts of Others Which Are Beyond Our Control.

Our distributors may not continue their current relationships with us and they may give higher priority to the sale of our competitors’ products. In addition, to be effective, distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. Our current and future distributors may not devote sufficient resources to market our products effectively and economic or industry conditions may adversely affect their ability to market or sell for us. A reduction in sales efforts or a discontinuation of distribution of our products by any distributor could lead to reduced sales and greater net losses.

We May Not Gain Market Acceptance of Our Ribbon Driver Technology.

We believe that revenues from our ribbon driver product line will account for a material portion of our revenue for the foreseeable future. Our future financial performance will depend on the market acceptance of our ribbon driver technology and products. The market for sound systems is sustained by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. To date, we have had limited sales of products containing our new technology ribbon drivers. If our ribbon driver technology and product line do not gain sufficient positive market acceptance, we may not achieve anticipated revenue, profits or continued viability.

In the Loudspeaker Market, We Are Subject to Intense Competition.

Although our ribbon driver loudspeaker products are relatively new and emerging, the markets for loudspeaker products are extremely competitive and we expect such competition to increase. The market for sound enhancement products in general is intensely competitive and sensitive to new product introductions or enhancements and marketing efforts by our competitors. We expect to experience increasing levels of competition in the future. Although we have attempted to design our loudspeaker systems to compete favorably with competitive products, we may not be able to establish and maintain our competitive position against current or potential competitors. Aggressive competition could cause us to have sales and profitability below expectations.

If We Are Unable to Hire or Retain Qualified and Skilled Personnel as Necessary, We May Not Be Able to Develop New Products or Successfully Manage Our Business.

We believe our success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. However, we may not be successful in identifying, attracting and retaining such personnel. Our success also depends to a great degree upon the continued contributions of our key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on John Gott, Chief Executive Officer. We presently do not maintain key person life insurance on Mr. Gott, and we presently do not have an employment contract with him. If we experience the loss of the services of any of our key personnel, we may be unable to identify, attract or retain qualified personnel in the future. This could make it difficult for us to manage our business and meet key objectives, or achieve or sustain profits.

Our Recurring Losses and Dependence Upon Additional Financing Have Caused Our Auditors to Issue a Statement Indicating Substantial Doubt as to Our Ability to Continue as a Going Concern.

The accountants’ audit report on our financial statements for the year ended December 31, 2003 included a statement that, because of recurring losses and our dependency on the sale of securities or obtaining debt financing, there was a substantial doubt about our ability to continue as a going concern. If we are unable to raise additional financing to cover operating expenses and derive additional revenue from sales, we may no longer be a viable business.

Since Our Common Stock is Thinly Traded, It Can Be Subject to Extreme Rises or Declines in Price, and You May Not Be Able to Sell Your Shares at or Above the Price You Paid.

You may have difficulty reselling shares of our common stock. You may not be able to resell your shares at or above the price you paid, or at a fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company.

Our Patent Application May Not Be Issued and Even If It Is Issued, We Still May Not Be Able to Adequately Protect the Patent or Our Other Intellectual Property.

In September 2002, we filed a U.S. patent application on our proprietary ribbon driver technology. Our success will depend in significant part on our ability to obtain, preserve and defend U.S. patent protection for this technology. The patent may not be issued from the patent application. The issuance of a patent is not conclusive as to its validity or enforceability and, if a patent is issued, it is uncertain how much protection, if any, will be given to our patent if we attempt to enforce it. Litigation, which could be costly and time consuming, may be necessary to enforce any patent issued in the future or to determine the scope and validity of the proprietary rights of third parties. A competitor may successfully challenge the validity or enforceability of our patent or challenge the extent of the patent’s coverage. If the outcome of litigation is adverse to us, third parties may be able to use our patented technology without payment to us. Even if we are successful in defending such litigation, the cost of litigation to uphold the patent can be substantial.

It is possible that competitors may infringe our patents or successfully avoid them through design innovation. To stop these activities we may need to file a lawsuit. These lawsuits are expensive and would consume time and other resources. In addition, there is a risk that a court would decide that our patent is not valid, that we do not have the right to stop the other party from using the inventions, or that the competitor’s activities do not infringe our patent.

Our competitive position is also dependent upon unpatented technology and trade secrets, which may be difficult to protect. Others may independently develop substantially equivalent proprietary information and techniques that would legally circumvent our intellectual property rights. Currently, we have not registered any potential trademarks and we may not be able to obtain registration for such trademarks.

The Use of Our Technologies Could Potentially Conflict With the Rights of Others.

Our competitors, or others, may have or may acquire patent rights that they could enforce against us. If our products conflict with patent rights of others, third parties could bring legal actions against us or our suppliers or customers, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to alter our products or obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not be available on acceptable terms or at all. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial.

We Must Expand Our Operations to Commercialize Our Products, Which We May Not Be Able to Do.

We will need to expand and effectively manage our operations and facilities to successfully pursue and complete our commercialization efforts. We will need to add personnel, including management, and expand our capabilities, which may strain our existing managerial, operational, financial and other resources. To compete effectively and manage our growth, we must train, manage and motivate a substantially larger employee base, accurately forecast demand for our products and implement operational, financial and management information systems. In the event that we fail to expand or manage our growth effectively or if we cannot recruit qualified employees, our commercialization efforts could be curtailed or delayed.

We May Acquire Other Businesses or Technologies, and We May Not be Able to Integrate and Operate the Acquisitions.

From time to time, we have considered the acquisition of other businesses or other technologies, and we continue to consider such acquisitions as opportunities arise. As discussed above under “Recent Events,” we acquired Evenstar, Inc. in March 2004. Some of these businesses and technologies, including Evenstar, are directly related to our business and others are not. If we make any such acquisitions, we may not be able to efficiently combine our operations with those of the businesses or technologies we acquire without encountering difficulties. These difficulties could result from a variety of issues, including incompatible operating practices, corporate cultures, product lines, or technologies. As a result, we may have difficulties in integrating, managing and operating the acquired businesses and technologies.

Future Sales of Common Stock Could Depress the Price of Our Common Stock.

Future sales of substantial amounts of our common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise could have a material adverse impact on the market price for the common stock at the time. On March 16, 2004, there were approximately 16,000,000 outstanding shares of our common stock held by stockholders that are deemed “restricted securities” as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has held the stock for one year may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of 1% of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a non-affiliate who has held the security for two years. Any sales of shares by stockholders pursuant to Rule 144 may have a depressive effect on the price of our common stock.

We May Have Liability for Prior Issuances of Our Stock.

From May 1, 2002 through May 10, 2004, warrant holders exercised 2,545,800 of our Class A Warrants and 22,600 of our Class B Warrants for a total of 2,568,400 shares of common stock. The warrant holders paid an aggregate of $1,340,700 for these exercises. From May 1, 2002 through May 10, 2004, the registration statement that we filed with the U.S. Securities and Exchange Commission to register the common stock issuable upon exercise of these warrants may not have been “current” because the registration statement had not been amended to include our most recent audited financial statements. As a result, the former warrant holders may be entitled to demand a rescission of their previous exercises of common stock. We intend to make a rescission offer to all warrant holders who exercised warrants during the period from May 1, 2002 through May 10, 2004. Once made, the rescission offer is expected to remain open for 30 days. The rescission offer would require us to repurchase the shares of common stock issued upon exercise of the warrants at their original exercise price, $.50 for the Class A Warrants and $3.00 for the Class B Warrants, at each warrant holder’s option. If all warrant holders accepted the rescission offer, we would be required to pay $1,340,700 plus interest, which amount would be reduced to the extent of the proceeds from any sales of the underlying common stock by the former warrant holders. Acceptance of the rescission offer by all former warrant holders could have a material adverse effect. The current market price is over the $.50 exercise price of the Class A Warrants, and if that remains true, we would expect no former holders of Class A Warrants to accept the rescission offer. The current market price is below the $3.00 exercise price of the Class B Warrants. Only 22,600 Class B Warrants were exercised during the rescission offer period, making our potential rescission liability to the former Class B Warrant holders equal to $67,800 plus interest, which amount would be reduced to the extent of any sales of the underlying common stock by the former warrant holders.

FORWARD-LOOKING STATEMENTS

This registration statement, as well as our other reports filed with the SEC and our press releases and other communications, contain forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding our expected financial position, results of operations, cash flows, dividends, financing plans, strategy, budgets, capital and other expenditures, competitive positions, growth opportunities, benefits from new technology, plans and objectives of management, and markets for stock. These forward-looking statements are based largely on our expectations and, like any other business, are subject to a number of risks and uncertainties, many of which are beyond our control. The risks include those stated in the “Risk Factors” section of this registration statement and economic, competitive and other factors affecting our operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this registration statement and the other documents we have filed with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this registration statement will in fact prove accurate, and our actual results may differ materially from the forward-looking statements.

MARKET FOR OUR SHARES

Market Information

Our common stock is traded on the NASDAQ over-the-counter (“OTC”) Bulletin Board under the symbol “SITI.OB” and our corporate name is SLS International, Inc. On August 16, 2004, the last reported sale price for our common stock as reported on the Nasdaq Over-The-Counter Bulletin Board was $1.87 per share. The following table sets forth the range of high and low bid closing quotations for our common stock on the over-the-counter market for each quarter within the last two fiscal years. The over-the-counter quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

	Bid Prices
Period	Low	High

Quarter Ended June 30, 2004	$2.21	$3.00
Quarter Ended March 31, 2004	$2.65	$3.46

Quarter Ended December 31, 2003	1.37	3.92
Quarter Ended September 30, 2003	0.75	1.85
Quarter Ended June 30, 2003	0.19	0.60
Quarter Ended March 31, 2003	0.20	0.45

Quarter Ended December 31, 2002	0.16	0.51
Quarter Ended September 30, 2002	0.23	0.59
Quarter Ended June 30, 2002	0.20	0.84
Quarter Ended March 31, 2002	0.36	0.84

Holders

On March 16, 2004 there were approximately 118 holders of record of our common stock, based on information furnished by our transfer agent. Shares of our common stock are also held in “street” name and may, therefore, be held by numerous beneficial owners.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any payment of dividends in the future will be at the discretion of our board of directors and will be dependent upon our earnings, financial condition, capital requirements and other factors deemed relevant by our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We manufacture premium-quality loudspeakers and sell them through our dealer networks. The speakers use our proprietary ribbon-driver technology and are generally recognized in the industry as high-quality systems. We sell a Professional Line of loudspeakers, a Commercial Line of loudspeakers, Home Theatre systems, a line for recording and broadcast studios, a line for contractor installations and touring companies, and a line of in-wall, in-ceiling and outdoor loudspeakers.

From the early 1970’s through 1999 we derived substantially all of our revenue from marketing, renting, selling and installing sound and lighting systems. In June 1999, due to the favorable customer acceptance of our custom-designed loudspeaker systems, we ceased these historical operations and began focusing all efforts towards becoming a loudspeaker manufacturer and selling to dealers and contractors on a wholesale basis. As a result, we have been essentially in a development stage, as we are bringing to market products that we introduced in 2000 and 2001 and designing and bringing to market additional products.

In June 2000, we asked dealers and distributors to sell our Professional Line of products. These dealers and distributors started to form our current network of approximately 50 dealers and 7 foreign distributors and we began shipping to them. However, most of the Professional Line required new ribbon drivers that we completed and implemented into the product line in early 2001.

In September 2000, we introduced our Home Theatre systems, and sales for those systems began immediately. From September through December 2000, we added 20 new Home Theatre dealers in the US and began marketing efforts to establish distributors and dealers outside the US.

In June 2001, we introduced a Commercial Line of loudspeakers that utilize our PRD500 Ribbon Driver and, in September 2001, we finished the development of our PRD1000 Ribbon Driver and began implementing it into our Professional Line. Our PRD drivers, which we manufacture, upgraded the previous drivers that we purchased from third-party manufacturers; and our cost is approximately one-sixth of the price that we had been paying for the previous drivers.

SLS International, Inc. was formed on July 25, 2000 and had no previous operations. On the same date, this corporation merged with Sound and Lighting Specialist Inc., its sole shareholder, and SLS International, Inc. was the surviving corporation. All of the financial information reported for periods prior to the merger are the results of operations of Sound and Lighting Specialist, Inc. All of the operating activity reported for periods after the merger are the results of operations of SLS International, Inc. The information in this section should be read together with the financial statements, the accompanying notes to the financial statements and other sections included in this report.

Years Ended December 31, 2003 and December 31, 2002

Results of Operations

Year ended December 31, 2003 as compared to the year ended December 31, 2002. For the year ended December 31, 2003, revenue increased to $968,245 from $790,582 in 2002, as a result of the further roll-out of our product line and customer acceptance of our products. Gross profit percentage increased to 38% in 2003 compared to 32% in 2002, primarily as a result of decreased cost of goods sold for larger quantity purchases, higher margins for certain new products and decreased cost of goods sold from partial outsourcing of certain products.

General and administrative expenses for 2003 increased to $4,492,238 from $2,468,565 in 2002, primarily as a result of increased expenses for consulting and investor relation services. In 2003, we spent an aggregate of $3,104,153 for such services, $1,799,248 of which was non-cash charges related to the issuance of stock or stock options for such services. In 2002, we spent an aggregate of $1,303,770 for such services, $1,074,229 of which was non-cash charges related to the issuance of stock for such services. Services rendered included promotional services, assistance with product promotion and distribution, business development services, marketing services, merger and acquisition services, public relations, investor relations, and capital raising. Excluding such consulting and investor relations services, our general and administrative expenses increased by $223,290 in 2003. This increase is attributed to increases in advertising expenses, accounting and legal expenses, property lease expenses, equipment lease expenses, and additional employees, partially offset by a decrease in bad debt expense.

In 2003, primarily as a result of the increased general and administrative expense, which was partially offset by increased revenue and an improved gross profit percentage, we reported an increased net loss of $3,979,341 as compared to a net loss of $2,242,325 in 2002.

Other income (expense) increased to $145,864 in other income in 2003, compared to other expense of $27,099 in 2002, due primarily to write-offs of accounts payable, a change in reserves for doubtful accounts, and income received from accounts receivable that were previously written off.

Year ended December 31, 2002 as compared to the year ended December 31, 2001. For the year ended December 31, 2002, revenue increased to $790,582 from $353,797 in 2001, as a result of the further roll-out of our product line and customer acceptance of our products. Gross profit percentage increased to 32% in 2002 compared to 19% in 2001, primarily as a result of our conversion to in-house manufacturing of our ribbon drivers from our previous outsourcing of such components. In 2002, despite the increased revenue and improved gross profit percentage, we reported a net loss of $2,242,325 as compared to a net loss of $1,040,174 in 2001. The greater net loss was primarily the result of increased general and administrative expenses, as discussed below.

General and administrative expenses for 2002 increased to $2,468,565 from $1,068,335 in 2001, primarily as a result of the write-off of $203,831 of bad debt expense (compared to $4,000 in 2001) and $1,074,229 of non-cash expenses amortized in 2002 reflecting a portion of the fair value of stock and options issued under consulting agreements entered into during 2001 and 2002. A total of $1,599,213 in expenses were accrued under these consulting agreements, and the unamortized portion ($524,984) of such expenses will be amortized in future periods. Other factors causing the increase in general and administrative expenses include a new employee handling our development of a transducer, a new controller for our financial operations, a new national sales manager, increased trade show participation to promote our products, and cash expenses for consultants targeted toward increased exposure and relations with top musical artists. Also, during the 2002 third quarter, we increased the size of our leased facility, thereby increasing our monthly lease costs, which will increase our capacity to satisfy the expected growth in revenue. Partially offsetting these increases was the elimination of legal, accounting, consulting and other costs incurred as a result of our 2001 public offering.

Interest expense decreased to $33,306 in 2002 as compared to $46,011 in 2001, due to decreased borrowings.

Financial Condition

On December 31, 2003, our current assets exceeded current liabilities by $1,945,227 as compared to December 31, 2002 when our current liabilities exceeded current assets by $588,486. On December 31, 2003, net assets exceeded total liabilities by $2,239,489, compared to December 31, 2002 when total liabilities exceeded net assets on by $562,262. The improvement in working capital was due primarily to increases in cash resulting from the closing of our private placement in July 2003, which is further discussed below. We used part of this cash to increase our inventory, purchase equipment and vehicles, make leasehold improvements, and reduce accounts payable and notes payable, all of which resulted in an improved working capital position.

We have experienced operating losses and negative cash flows from operating activities in all recent years. The losses have been incurred due to the development time and costs in bringing our products through engineering and to the marketplace. In addition we have not paid notes payable and accounts payable on due dates. The report of our accountants contains an explanatory paragraph indicating that these factors raise substantial doubt about our ability to continue as a going concern.

In 2003 and 2002, we entered into consulting agreements that required us to issue an aggregate of 3,215,452 shares of common stock, options to purchase 100,000 shares of Class A preferred stock (each such share of preferred stock converts into 10 shares of common stock), and options to purchase 500,000 shares of our common stock. Total expenses under such agreements are $2,512,249, $1,731,045 of which has been reflected as amortized expenses in 2003 and 2002, and the remainder of which is to be amortized in subsequent periods over the respective terms of such agreements. The difference between such total expenses and the amount amortized is reflected as unamortized cost of stock issued for services on the balance sheet. We also recorded $3,000 of cash and $27,000 of notes receivable received from such consultants. The notes receivable were then written off as bad debt expense in the quarter ended March 31, 2002, $18,000 of which was collected in 2003 and recorded as other income.

Compared to year-end 2002, we are currently experiencing a significantly improved cash position, as we had $1,482,786 in cash on December 31, 2003. Nevertheless, in order to continue operations, we remain dependent on raising additional funds and have embarked upon another private placement of a new class of preferred stock in the beginning of 2004 to raise capital.

In 2003 we privately sold preferred stock for a total of $3,670,750 in a private placement that closed in July 2003. The private placement commenced in 2001 and raised a total of $4,713,250. We received funds from time to time upon sale of the preferred stock and placed the proceeds into our working capital upon receipt. Due to market conditions, sales of preferred stock in the private placement were slower than expected throughout 2001, 2002 and early 2003. Then, in July of 2003, we raised the final $3,299,150 from sales of preferred stock and were able to close the offering.

In addition, we have outstanding warrants, which, upon exercise, provided additional funding of $1,032,800 in 2003. The shares of common stock were issued pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission in 2001, registration statement number 333-43770. However, from May 1, 2002 through May 10, 2004, such registration statement may not have been “current” because the registration statement had not been amended to include our most recent audited financial statements. As a result, the former warrant holders may be entitled to demand a rescission of their previous exercises of common stock. We intend to make a rescission offer, in the second quarter of 2004, to all warrant holders who exercised warrants during the period from May 1, 2002 through May 10, 2004. Once made, the rescission offer is expected to remain open for 30 days. The rescission offer would require us to repurchase the shares of common stock issued upon exercise of the warrants at their original exercise price, $.50 for the Class A warrants and $3.00 for the Class B warrants, at each warrant holder’s option. If all warrant holders accepted the rescission offer, we would be required to pay $1,340,700 plus interest, which amount would be reduced to the extent of the proceeds from any sales of the underlying common stock by the former warrant holders. Acceptance of the rescission offer by all former warrant holders could have a material adverse effect. The current market price is over the $.50 exercise price of the Class A warrants, and if that remains true, we would expect no former holders of Class A Warrants to accept the rescission offer. The current market price is below the $3.00 exercise price of the Class B warrants. Only 22,600 Class B warrants were exercised during the rescission offer period, making our potential rescission liability to the former Class B warrant holders equal to $67,800 plus interest, which amount would be reduced to the extent of any sales of the underlying common stock by the former warrant holders.

Accounts receivable increased to $277,665 on December 31, 2003, compared to $165,024 on December 31, 2002, due to a decrease in the allowance for doubtful accounts and increased sales.

Net fixed assets increased to $320,193 on December 31, 2003, from $26,224 a year earlier, due to leasehold improvements for an additional 7,500 square feet of space leased in July 2003; new equipment, including a phone system and two servers, as well as upgrades of our computer network; and a new vehicle for use by our CEO in the performance of his duties, including sales, marketing and investor relations duties.

Notes payable decreased to $28,946 on December 31, 2003, compared to $414,720 on December 31, 2002, as we repaid most of the outstanding notes payable with the proceeds from our private placement that closed in July 2003.

There is intense competition in the speaker business with other companies that are much larger and national in scope and have greater financial resources than we have. We will require additional capital to continue our growth in the wholesale speaker market. We are relying upon our ability to obtain the necessary financing through the issuance of equity and upon our relationships with our lenders to sustain our viability.

In the past, we have been able to privately borrow money from individuals by the issuance of notes and have sold our stock to raise capital. We intend to continue to do so as needed. However, we cannot be certain that we will continue to be able to successfully obtain such financing. If we fail to do so, we may be unable to continue as a viable business.

In March 2004, we commenced an offering of up to 1,000,000 shares of Series B preferred stock at $20.00 per share. Each share is convertible into ten shares of our common stock six months after purchase. Prior to conversion, the shares have no voting rights. Attached to each preferred share are ten of our Class C warrants. Each Class C warrant has a term of three years and provides the right to purchase one share of our common stock at $7.00 per share. The Class C warrants are immediately exercisable and detachable from the preferred share. If the average closing market price for our common stock is equal to or greater than $10.50 per share for a period of 30 days, then we are entitled to repurchase such warrants, with 30 days notice, at a price of $.001 per warrant. Through April 19, 2004, 167,700 shares of the preferred stock, Series B, have been sold for $3,354,000.

Quarter and Six Months Ended June 30, 2004

Results of Operations

Quarter ended June 30, 2004 as compared to the quarter ended June 30, 2003. For the quarter ended June 30, 2004, revenue increased to $505,306 from $277,244 in the 2003 period, an 82% increase, resulting primarily from the positive results of a new marketing program we started in January 2004 and our increased production capabilities resulting from a facilities expansion completed in December 2003. Our gross profit percentage decreased to approximately 55% in the 2004 period from approximately 65% in the 2003 period, primarily as a result of new personnel that were in training and sales of several large systems at a high promotional discount, as well as the unusually high historical gross profit percentage in the 2003 period.

General and administrative expenses for the 2004 second quarter increased to $2,912,239 from $606,386 in the 2003 second quarter, an increase of $2,305,853. The increase resulted primarily from $2,102,093 in consulting and investor relation services expenses (as further described in Note 6 to the financial statements), $1,680,698 of which were non-cash charges for the amortization of stock and options issued under consulting agreements; $87,786 in compensation expense for the non-cash charge for issuances of stock options (as further described in Note 8 to the financial statements); and a cash payment of $250,000 pursuant to a promotion agreement with the recording artist Quincy Jones through Global Drumz, Inc.

Due to the increase in general and administrative expenses, partially offset by the revenue increase, our net loss increased to $2,621,385 in the second quarter of 2004 as compared to a net loss of $401,270 in the comparable quarter of 2003.

Other income (expense) decreased to net other income of $13,813 in the 2004 second quarter as compared to net other income of $25,997 in the 2003 second quarter, primarily due to other income recognized in the 2003 period from the write-off of accounts payable.

Six months ended June 30, 2004 as compared to the six months ended June 30, 2003. For the first six months of 2004, revenue increased to $926,222 from $382,021 in the first six months of 2003, a 142% increase, resulting primarily from the positive results of a new marketing program we started in January 2004 and our increased production capabilities resulting from a facilities expansion completed in December 2003. Our gross profit percentage decreased to approximately 48% in the 2004 period from approximately 59% in the 2003 period, primarily as a result of new personnel that were in training and sales of several large systems at a high promotional discount, as well as the unusually high historical gross profit percentage in the 2003 period. Due primarily to the increase in general and administrative expenses, as discussed below, and partially offset by the revenue increase, our net loss increased to $5,405,203 in the first half of 2004 as compared to a net loss of $855,715 in the first half of 2003.

General and administrative expenses for the first six months of 2004 increased to $5,868,928 from $1,108,535 in the 2003 period, primarily as a result of consulting and investor relations services expenses of $3,118,036 in the 2004 period ($2,335,041 of which were non-cash charges), compared to $511,027 in the 2003 period.

Other income decreased to net other income of $18,684 in the 2004 period as compared to net other income of $26,360 in the 2003 period, primarily due to other income recognized in the 2003 period from the write-off of accounts payable.

Financial Condition

On June 30, 2004, our current assets exceeded current liabilities by $4,760,770, compared to an excess of $1,945,227, on December 31, 2003. Total assets exceeded total liabilities by $5,190,213, compared to an excess of total assets over total liabilities of $2,249,489 on December 31, 2003. The increased working capital was primarily due to the sale of 257,100 shares of Series B Preferred Stock for net proceeds of $4,815,750 in the first half of 2004. In addition to funding operations, the proceeds from such sales of stock allowed us to increase cash by $1,891,876, increase inventory by $427,969, increase net fixed assets by $123,149, decrease accounts payable by $101,130, increase accounts receivable by $77,975, and pay deposits totaling $320,457 for inventory and a potential merger. On June 30, 2004, we had a backlog of orders of approximately $125,000.

We have experienced operating losses and negative cash flows from operating activities in all recent years. The losses have been incurred due to the development time and costs in bringing our products through engineering and to the marketplace. The report of our accountants contains an explanatory paragraph indicating that these factors raise substantial doubt about our ability to continue as a going concern.

In order to continue operations, we have been dependent on raising additional funds, and as discussed above, we commenced a new private placement of Series B Preferred Stock in the first quarter of 2004 to raise capital. As discussed above, through June 30, 2004, we sold 257,100 shares of Series B Preferred Stock for net proceeds of $4,815,750. Each share is convertible into ten shares of our common stock six months after purchase. Prior to conversion, the shares have no voting rights. Attached to each preferred share are ten of our Class C warrants. Each Class C warrant has a term of three years and provides the right to purchase one share of our common stock at $7.00 per share. The Class C warrants are immediately exercisable and detachable from the preferred share. If the average closing market price for our common stock is equal to or greater than $10.50 per share for a period of 30 days, then we are entitled to repurchase such warrants, with 30 days notice, at a price of $.001 per warrant.

In the first half of 2004, we also received an aggregate of $115,600 in cash in payment of the exercise price for the exercise of outstanding warrants. The shares of common stock were issued pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission in 2001, registration statement number 333-43770. However, since May 1, 2002, such registration statement may not have been “current” because the registration statement had not been amended to include our most recent audited financial statements. As a result, the former warrant holders may be entitled to demand a rescission of their previous exercises of common stock. We intend to make a rescission offer to all warrant holders who exercised warrants during the period from May 1, 2002 through May 10, 2004 (the date that an amendment to the registration statement was declared effective, making the registration statement “current”). Once made, the rescission offer is expected to remain open for 30 days. The rescission offer would require us to repurchase the shares of common stock issued upon exercise of the warrants at their original exercise price, $.50 for the Class A warrants and $3.00 for the Class B warrants, at each warrant holder’s option. If all warrant holders accepted the rescission offer, we would be required to pay $1,340,700 plus interest, which amount would be reduced to the extent of the proceeds from any sales of the underlying common stock by the former warrant holders. Acceptance of the rescission offer by all former warrant holders could have a material adverse effect. The current market price is over the $.50 exercise price of the Class A warrants, and if that remains true, we would expect no former holders of Class A Warrants to accept the rescission offer. The current market price is below the $3.00 exercise price of the Class B warrants. Only 22,600 Class B warrants were exercised during the rescission offer period, making our potential rescission liability to the former Class B warrant holders equal to $67,800 plus interest, which amount would be reduced to the extent of any sales of the underlying common stock by the former warrant holders.

In the 2004 first quarter, we entered into an agreement with the owners of SA Sound B.V. and SA Sound USA, Inc. giving us an option to acquire said companies at any time prior to February 27, 2004 for a purchase price of 370,000 euros, or approximately $467,000. We paid approximately $63,000 for this option. The option agreement entitled us to a refund of the option price if the due diligence performed disclosed any material adverse facts. After completion of the due diligence, we determined not to exercise the option to purchase and we have asserted a right to a refund of the option price. The sellers have challenged the return of the option fee.

On March 12, 2004, we acquired Evenstar, Inc., by a merger with and into our newly formed, wholly owned subsidiary, Evenstar Mergersub, Inc. Evenstar is the owner of one issued patent and a second patent that has been granted and is expected to be issued in the near future. The patents are for Evenstar’s digital amplification technology, which provides for substantially reduced production costs compared to amplifiers of comparable quality. In consideration for Evenstar, we paid $300,000 in cash and issued 300,000 shares of common stock to the stockholders of Evenstar. In connection with the acquisition, we hired the former president of Evenstar as the head of our new electronics division, with responsibility for designing and developing new electronics products. Our ability to integrate Evenstar into our operations will have a substantial effect on our future performance.

On April 2, 2004, we entered into a strategic alliance agreement with Bohlender-Graebener Corporation (“BG”). We paid BG $100,000 on April 2, 2004 for this agreement. The agreement term is for one year and can be extended for any length of time after the first year by mutual agreement between BG and us. During the term of the agreement BG is required to work with us, diligently and in good faith, to consummate a merger. During the first six months of the agreement, BG is not permitted to solicit any offer to purchase BG, and is not permitted to respond to any unsolicited offer. In addition to the above, BG has granted us exclusive sales and marketing rights to certain BG products and we have committed to purchase certain minimum quantities of various BG products at agreed upon prices. Those purchase commitments are as follows; $175,000 in the third quarter of 2004, $175,000 in the fourth quarter of 2004, and $200,000 in the first quarter of 2005. In the event no agreement to merge the Companies on mutually acceptable terms can be reached before termination of the agreement, BG will be entitled to keep the $100,000 cash payment as consideration for its performance under the agreement.

There is intense competition in the speaker business with other companies that are much larger and national in scope and have greater financial resources than we have. We will require additional capital to continue our growth in the wholesale speaker market. We are relying upon our ability to obtain the necessary financing through the issuance of equity and upon our relationships with our lenders to sustain our viability. On June 30, 2004, we had $3,374,662 in cash. We believe this cash is more than sufficient to fund our planned operations for at least the next twelve months.

In the past, we have been able to privately borrow money from individuals by the issuance of notes, and we have been able to raise money by the issuance of preferred stock and common stock. We intend to continue to do so as needed. However, we cannot be certain that we will continue to be able to successfully obtain such financing. If we fail to do so, we may be unable to continue as a viable business.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the following selling stockholders:

•

Global Drumz, who will receive shares of common stock upon exercise of options and warrants that it received pursuant to a promotion agreement

•

Investors who will receive shares of our common stock upon conversion of our Series B Preferred Stock and exercise of our Class C Warrants

•

Kenny Securities, who will receive shares of our common stock upon exercise of a warrant with an exercise price of $2.00 per share

•

William F. Fischbach, who received 400,000 pursuant to a consulting services agreement, and may sell up to 125,000 of such shares pursuant to this prospectus.

We will receive no proceeds from the sale of shares of common stock in this offering. However, if all of the warrants and options are exercised in full, we may receive up to $19,572,000 in proceeds from the exercise of the Class C Warrants, up to $9,000,000 in proceeds from the exercise of the options and warrants held by Global Drumz, and up to $250,000 from the exercise of the $2.00 warrants issued to Kenny Securities. Kenny Securities also holds 125,000 of the Class C Warrants included above. Any proceeds received upon the exercise of such options and warrants will be used for working capital and general corporate purposes.

BUSINESS

Background

We manufacture premium-quality loudspeakers and sell them through our dealer networks. The speakers use our proprietary ribbon-driver technology and are generally recognized in the industry as high-quality systems. We sell a Professional Line of loudspeakers, a Commercial Line of loudspeakers, Home Theatre systems, a line for recording and broadcast studios, a line for contractor installations and touring companies, and a line of in-wall, in-ceiling and outdoor loudspeakers.

From the early 1970’s through 1999 we derived substantially all of our revenue from marketing, renting, selling and installing sound and lighting systems under the name Sound and Lighting Specialist Inc. In June 1999, due to the favorable customer acceptance of our custom-designed loudspeaker systems, we ceased these historical operations and began focusing all efforts towards becoming a loudspeaker manufacturer and selling to dealers and contractors on a wholesale basis. As a result, we have been essentially in a development stage, as we are bringing to market products that we introduced in 2000 and 2001 and designing and bringing to market additional products.

In June 2000, we asked dealers and distributors to sell our Professional Line of products. These dealers and distributors started to form our current network of approximately 50 dealers and 7 foreign distributors and we began shipping to them. However, most of the Professional Line required new ribbon drivers that we completed and implemented into the product line in early 2001.

In September 2000, we introduced our Home Theatre systems, and sales for those systems began immediately. From September through December 2000, we added 20 new Home Theatre dealers in the US and began marketing efforts to establish distributors and dealers outside the US.

In June 2001, we introduced a Commercial Line of loudspeakers that use our PRD500 Ribbon Driver and, in September 2001, we finished the development of our PRD1000 Ribbon Driver and began implementing it into our Professional Line. Our PRD drivers, which we manufacture, upgraded the previous drivers that we purchased from third-party manufacturers; and our cost is approximately one-sixth of the price that we had been paying for the previous drivers.

SLS International, Inc. was formed on July 25, 2000 and had no previous operations. On the same date, this corporation merged with Sound and Lighting Specialist Inc., its sole shareholder, and SLS International, Inc. was the surviving corporation. The information in this section should be read together with the financial statements, the accompanying notes to the financial statements and other sections included in this report.

Recent Events

In March 2004, we completed a merger of Evenstar, Inc. into a newly formed, wholly owned subsidiary. As a result of the merger, we now own, through the subsidiary, certain technologies and proprietary rights, including those embodied in one issued patent and one patent application. The technologies consist of digital amplification technologies that we intend to use in our loudspeakers and in stereo amplifiers in a product line complementary to our loudspeakers. We intend to sell these products through our current distribution channels, as well as through relationships that we expect to develop with mass merchandisers and real estate developers. In exchange for such technologies, we paid $300,000 in cash and issued 300,000 shares of our common stock to the seller. Simultaneously with the acquisition, we hired Joel Butler as director of our electronics division.

Development

Initially, we engaged in the direct sale and installation of sound systems for various customers and rented lighting and sound equipment. The business evolved into the business of designing cabinets for loudspeaker systems for sale and installation. We manufactured the cabinets and purchased the components, which consisted of compression drivers and woofers from independent manufacturers, and sold and installed the systems for our customers. The compression drivers make the high frequency or treble sounds and the woofers make the low frequency or bass sounds. During 1994, we expanded our line of loudspeaker systems to include speakers that used ribbon drivers instead of compression drivers. At that time, we purchased the ribbon drivers from an independent manufacturer.

As we developed our ribbon driver line of loudspeakers we relied on our Tef 20 computer acoustic measurement system to analyze and measure sound waves. This system is the industry standard for loudspeaker designing and is used by most of the major loudspeaker manufacturers in the design and manufacture of loudspeaker systems. Our Tef 20 system indicated that the ribbon driver systems that we were designing were superior in several ways to the compression driver systems that we previously used. The ribbon driver system that we were designing had a smoother frequency response. The level of mid-range sound and treble sound that the ribbon driver systems were producing was more even and therefore the loudspeaker reproduced whatever sound it received in a more natural manner. Also, the ribbon driver did not produce the same level of distortion when played at higher frequency levels, as compared to the compression driver. This resulted in a positive reaction from our customers to the quality of sound, and as a result we decided to change our overall strategy. We determined to focus our efforts solely on the manufacture and sale of lines of ribbon driver speaker systems. We sell our speaker systems in six product lines:

•

The Professional Contractor Speaker System, a more expensive “professional” line

•

The Universal Series Speaker System, a less expensive “commercial” line

•

The Home Theatre Speaker Systems

•

The Studio Series, for recording and broadcast studios

•

The Ribbon Line Array (RLA) Series, for contractor installations and touring companies

•

The Design Series, consisting of in-wall, in-ceiling and outdoor speakers for home theater and commercial installations

The market for the ribbon driver product line is new and growing. Our future success is uncertain because the loudspeaker market is experiencing rapid technological advances, changing customer needs and evolving industry standards.

To realize our expectations regarding our operating results, we will depend on:

•

Market acceptance of our ribbon driver products;

•

Our ability to compete in quality, price and customer service for our products;

•

Our ability to develop, in a timely manner, new products and services that keep pace with developments in technology;

•

Our ability to meet changing customer requirements; and

•

Our ability to enhance our current products and services and deliver them efficiently through appropriate distribution channels.

Technology

The function of loudspeakers is to increase the volume of sound in order to enable the sound to be heard by many people occupying a large area. For many years, the loudspeaker industry used certain types of components to increase the volume of sound. The technology originally permitted only the types of components that required low electrical power in order to achieve high volume sound. In the past, loudspeakers consisted in part of a component called the compression driver. This device generally is used to reproduce the mid-range and high frequencies of sound. Early compression drivers consisted of a diaphragm made of a linen-based manmade resin material that is enclosed in a chamber. This diaphragm was generally formed as a partial sphere, similar to a ball that has been cut in half. The edges of the diaphragm were then wound many times with a fine electrical wire called a voice coil. Electrical current from an amplifier is sent through the wire and the diaphragm vibrates to produce the sound wave. However, in the compression driver, the diaphragm is enclosed in a chamber with the sound exiting out of a relatively small hole that increases the velocity of the sound. This is similar to forcing air or water through a small hole to increase its velocity. The disadvantage of the compression driver is that before the sound waves are forced through the small hole they are first bounced around inside of the chamber and become distorted and tend to produce a certain amount of listening fatigue for audiences. Today the compression drivers use a diaphragm made from aluminum and titanium and can produce the same high volume but with higher frequency sounds. Although today’s compression drivers are superior to those of the past due to the new materials, the negative aspects still exist to a degree because of the nature of the design of the compression driver.

Originally the diaphragm of the ribbon driver consisted of a material made from mylar plastic. This plastic component produced a better quality sound but was not able to handle the amount of electrical current needed to produce a high level of sound. This caused the component to melt and thereby cease to function. In addition, the ribbon drivers required relatively large, cumbersome and heavy magnet assemblies using ceramic magnets. Over the years the ribbon driver was developed using higher-powered magnets and materials that could withstand higher temperatures.

The ribbon driver works in a different manner than the compression driver. The diaphragm of the ribbon driver is a flat piece of mylar plastic or in the case of SLS ribbon drivers, a high temperature Kapton plastic. These materials are considerably thinner and lighter than the linen or even the aluminum or titanium diaphragms of the compression drivers. The ribbon diaphragm is laminated on one side with a thin coating of aluminum. This aluminum is then chemically etched to leave wire-like traces of aluminum that act as a voice coil, vibrating the diaphragm when current is applied. The diaphragm of the ribbon driver is not in a chamber and is open and visible to the air. The sound waves are not restricted and therefore they do not have the distorted properties of the compression driver. Because the diaphragm of the ribbon driver is so thin and light it reacts very quickly to the electrical signal and does not introduce new or resonated sounds created by the material of the diaphragm itself. This enables the ribbon driver to produce a much purer reproduction of the sound source without adding any tones of its own.

In 1994, we purchased several ribbon drivers from a non-affiliated European company to determine if they could be used in our loudspeaker systems. Prior to this, we were only using compression drivers. We immediately noticed the difference in the quality of sound and began to install the ribbon drivers in some of our own smaller speaker cabinets that did not require high electrical power. Due to the positive response from our customers we decided to develop a completely new product line using the ribbon drivers that we purchased from the European manufacturers.

In February 2000, we retained Igor Levitsky, an electro-acoustics engineer to develop a new technology ribbon driver for us. We requested that he develop two different-sized ribbon drivers and we paid a fixed fee for his work. We also agreed to pay him a royalty of $2,000 per year for an indefinite period of time. In April 2001, Mr. Levitsky became our employee and waived his royalty. Research and development expense was $17,568 in 2001 and $22,095 in 2002. The cost of such research and development is not borne directly by our customers.

The ribbon driver that we have developed uses new lightweight high-powered magnets and plastics that can withstand high temperatures. This enables the speaker system to have increased power-handling ability and higher sound volume with substantial reliability and clarity. We have completed development of our own proprietary ribbon driver, model PRD 500, a 5-inch version of the ribbon driver. Since 2001, we have directly manufactured models PRD 500 and PRD 1000, for use in our Home Theatre line, Universal Series Commercial line, our Studio Series, our Ribbon Line Array (RLA) Series and our Professional line of loudspeakers. Sale of the Commercial line of loudspeakers with direct-manufactured ribbon drivers began in June 2001, and sales of the Professional line of products with direct-manufactured ribbon drivers began in September 2001. The Studio Series, the RLA Series and the Design Series were all developed in 2002 and 2003 and use our ribbon drivers or ribbon drivers that we purchase from B&G Corporation. This direct manufacture of ribbon drivers substantially reduces our product cost, and it also provides improved performance for our loudspeaker systems. We also expect to use the PRD 1000 in a proposed Cinema Line of loudspeakers for movie houses. We are displaying for the first time at the annual Show West Cinema trade show in March 2004, and through March 2004, we have several cinema systems specified for installations in cinemas in the latter part of 2004.

Products

Previously, when we were involved in selling and installing our products for end-users, our product line consisted of twelve models of Professional Contractor speaker systems. As a result of the change in operations to a wholesale business, selling to distributors, we have increased our product lines. In addition to the models previously manufactured, we added two product lines, consisting of twelve new models, and increased the number of models we manufacture under our Professional Contractor System.

Our Professional Contractor Speaker System line now consists of eighteen models of speaker systems, each model consisting of a speaker cabinet and components of woofers that provide the bass sounds and ribbon drivers that provide the treble sounds. This line, the cabinets of which we generally manufacture, is usually sold to large contractors and is installed for churches, theatres, school auditoriums, casinos, night clubs and touring production companies. Although we now manufacture our own ribbon drivers, the woofers are manufactured to our specifications by non-affiliated manufacturers.

Our Commercial line, the Universal Series Speaker System, consists of lower-cost speakers that are designed to be sold by music stores for orchestras, disc jockeys and the less expensive commercial market. There are twelve models of different size, with less expensive components that produce varying sound levels and area coverage capabilities. These models are equal in quality to, but do not produce the sound levels of, our Professional Contractor Speaker System Line.

We recently developed a new line of loudspeakers for the home theatre market. We intend to direct a substantial effort to capture a greater share of the home theatre market. Our Home Theatre Loudspeaker System consists of four models that use the smallest unit of our Professional Contractor Loudspeaker System as their basis. We manufacture the cabinetry and the ribbon drivers for this system, our PRD 500. These systems are designed for the boardroom and for the home. The home theatre market requires equipment that uses five or more speakers placed around a room. This configuration provides the listener with “surround sound” similar to a movie theatre experience. Almost all current movies are now produced in surround sound, which uses at least five speakers plus a sub-woofer system.

Due to the unique design of our ribbon drivers we have developed a new series of speaker systems for the contractor installation and touring sound reinforcement markets. These products are part of our new RLA Series. This line has been receiving high acclaim in the industry and we have received orders for this product line in many new prestigious installations.

Our recent efforts in home theater marketing have led us to market and offer products for the home theater and commercial in-wall and in-ceiling speaker segment of our industry. These products are called our Design Series and are being specified in many future installations.

We have developed two new models of speaker systems for the recording studio and broadcast markets and have added them to our existing on-studio speaker that was originally part of our Professional line. We are now designating these three different speakers as our Studio Series.

Revenue from our ribbon driver product line is expected to account for a material portion of our revenue for the foreseeable future. Our financial performance will depend on market acceptance of our ribbon driver technology and products. The sound system industry continually introduces technological developments, frequently announces new products, and has evolving industry standards and changing customer requirements. As a result, if our ribbon driver technology and product line do not rapidly achieve sufficient market acceptance, we may not be able to achieve expected revenues or profits.

We re-packaged certain models of our Professional Contractor Sound Systems for the cinema and movie theatre market by simplifying the cabinetry. In a typical movie house, the speakers are usually not displayed in view of the public, which allows for simplified cabinetry. The new cabinetry is designed to be less costly, as are the other components, which we expect to provide our representatives with a cost advantage in marketing our system to cinema owners. At present, a total of ten models have been repackaged for this line. They were introduced to cinema companies by means of personal demonstrations and are being shown to the entire cinema market in March 2004 at the annual Show West Cinema trade shows.

We have developed a new less-expensive 5.1 Home Theater system, which is now in production. It is in stock and being sold through our existing and new home theater dealers.

Manufacturing and Sourcing

We generally design and manufacture our own cabinets for our product lines, and on occasion contract certain models manufactured by independent, established, local and other woodcrafters. These manufacturers construct the cabinetry to our specifications. Our ribbon drivers are either directly manufactured or purchased from a non-affiliated manufacturer, B&G Corporation. The principal suppliers of our woofers are Belisle Acoustics, Eminence, PHL and Seas Speaker Component Manufacturers. The manufacture of our own ribbon drivers has resulted in a meaningful reduction in costs, and we expect that it will enable our products to be more competitively priced.

Our sources of supply of other component sub-parts are all competitively priced and we have a sufficient number of other sources of supply available to us should the need arise for additional components. If a termination of an existing relationship with any current supplier occurs we do not expect to have any difficulty in replacing that source. We presently purchase most of the woofers used in our systems from a non-affiliated Canadian company that produces them according to our specifications.

Sales and Marketing

Domestic. In addition to advertising in trade journals and attending industry conventions for promotion and sale of our products, we have established a network of distributors to cover the territorial United States. Currently, we have approximately 100 dealers for our Professional line, 6 distributors for our Professional and Commercial lines, 20 dealers for our Home Theatre line, 2 domestic and 6 international distributors for our Home Theatre line, and 100 dealers for our Commercial line. These outlets sell our products in approximately three-quarters of the United States and six foreign countries. The dealer agreement may be terminated without cause by either party on 30 days notice.

We train the sales representatives to enable them to deal more easily with customer questions. As manufacturers, we are always available to respond to inquiries of customers and potential customers, if and when required. Although we are small in comparison to the industry leaders, we are seeking to become established in a niche market consisting of commercial and residential customers who are more interested in a truer reproduction of sound than in a brand name.

In June 1999, we ceased selling our loudspeaker systems directly to end-users. Up to that time, we sold only the Professional Contractor Loudspeaker Systems to end-user customers, primarily churches, schools, nightclubs and similar establishments. These systems contained ribbon drivers manufactured by others. From June 1999 through June 2000, we converted to a manufacturing company and developed more products. These additional products consisted of the Commercial line of Universal Series Loudspeaker systems and Home Theatre speaker systems. In 2003, we sold 258 units of our Universal Series systems, 285 units of our Home Theatre Systems, 130 units of our Professional Contractor systems, 75 units of our Studio Series systems, 415 units of our RLA Series sytems, and 137 units of our Design Series systems.

We will continue to design and manufacture the same products as previously sold to end-users for sale through our dealer network. The Universal Series and Home Theatre lines, part of our Studio Series line, and some models of our RLA Series line contains our ribbon driver model PRD 500. The Professional Contractor Loudspeaker line and other models of the RLA Series line contains our ribbon driver model PRD 1000.

International. We are also engaged in marketing and promotion internationally. Our international business involves a number of risks, including:

•

foreign currency exchange fluctuations;

•

political and economic instability;

•

difficulty in managing distributors or sales representatives;

•

tariffs and other trade barriers; and

•

complex foreign laws and treaties including employment laws.

Because our sales are in US currency, foreign currency exchange fluctuations could materially affect us negatively. A decrease in the value of foreign currencies as they relate to the U.S. dollar could make the pricing of our products more expensive than products of our foreign competitors that are priced in foreign currencies. Because of the fluctuating exchange rates and our involvement with a number of currencies, we are unable to predict future operating results.

In January 1999, the new “Euro” currency was introduced in European countries that are part of the European Monetary Union, or EMU. During 2002, all EMU countries replaced their national currencies with the Euro. Because it is too early to determine the effect the Euro will have on the marketplace, we cannot determine the effect this may have on our business.

In the future we expect to make significant investments in our operations, particularly to support technological developments and sales activities. As a result, operating expenses are expected to continue to increase. As we develop and introduce new products and expand into new markets such as international, direct and OEM markets, we intend to make such investments on a continuing basis, primarily from revenues generated from operations and from funds raised from sales of our stock. If our net sales do not increase along with capital requirements or other investments, we are likely to continue to incur net losses and our financial condition could be materially and adversely affected. Since 1998 we have not been profitable due mostly to the shift in our operating focus, and we cannot be certain that we will achieve or sustain profitability in the future.

Competition

Our main competitors are JBL Professional, a division of Harmon International, Inc.; Eastern Acoustics Works, Inc.; Meyer Sound, Inc.; Turbosound, Inc.; and Renkus-Heinz, Inc. All of these companies have substantially greater assets and financial resources than we do. Most of the competitors compete in both the higher priced, more sophisticated line of loudspeaker systems, which are similar to our Professional Contractor Speaker Systems, and the lower priced, less sophisticated line of loudspeaker systems, similar to our Universal Series Speaker Systems. Meyer Sound and Renkus-Heinz are engaged only in the more expensive speaker systems. All of these competitors presently use the compression driver component in their sound systems. Although our ribbon driver products are new, the nature of the market for our loudspeaker products is highly competitive and sensitive to the introduction of new products. As a result, we may experience increasing competition in the future.

Our success will depend, in part, upon our ability to increase sales in our targeted markets. We may not be able to compete successfully with our competitors and the pressures from competitors may have a material adverse effect on us. Our success will depend in large part upon our ability to increase our share of our target market and to sell additional products to existing customers. However, future competition could result in price reductions, reduced margins or decreased sales of our products.

We currently compete primarily with the internal design efforts of larger and more established companies that have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we have. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They are able to devote greater resources to the development, sale and promotion of their products than we are able to devote. They may develop products that are superior in certain respects to our products or may develop products that achieve greater market acceptance.

Proprietary Technology

We are the owners of the proprietary ribbon driver technology for our models PRD 500 and PRD 1000. We have no patents on this technology. However, we have filed a Disclosure Statement with the US Patent and Trademark Office as evidence of our conception of the invention, and we filed a patent application in September 2002. Although we have filed for a patent we cannot be certain that a patent will be granted, or that it will give us an advantage over our competitors.

The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. Also, our domestic and international competitors may develop other technology that produces results similar to our technology. We expect that some loudspeaker products may be subject to patent infringement claims as the number of products and competitors in our industry grows. As a result, third parties may assert patent infringement claims against us in the future, and such claims may not be resolved in our favor. Any such claims, with or without merit, could be time-consuming and may result in costly litigation. Such claims may also require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if they become necessary, may not be available on terms that are favorable to us, if at all. In addition, we may be forced to commence litigation in the future to protect our trade secrets or proprietary rights, or to determine the validity and extent of the proprietary rights of others. Such possible litigation could result in substantial costs and diversion of our energy and resources.

Employees

We have a total of 19 employees, one of which is executive, three are administrative, one is a marketing director, one is in technical communications, one is a sales manager, two are in engineering and ten are technical and assembly personnel. In the past, we have employed additional temporary and part-time employees to meet production obligations and fill orders. There is presently no labor union contract between any union and us. We do not anticipate our employees will seek to form or join a union for the foreseeable future.

Business Strategy

As a result of our experience, we have determined that maintaining consistent contact with distributors, customers and others in the industry and continued marketing through conventions and trade magazines will produce additional business. We have determined that marketing our products by the distributor/sales representative network is best suited to generate revenue. Our distributors are expected to be our primary source of business in coming years. In addition, the sales representatives will enable us to monitor the effectiveness of our marketing program. Now that we have the ability to manufacture our own ribbon drivers, we will derive savings from the cost of purchasing compression drivers and ribbon drivers from third parties. Both the cost savings and the quality of the lower distortion, as demonstrated by our Tef 20 analysis device, are expected to enable us to establish a place in the home, commercial and professional loudspeaker markets.

We have recently re-focused our business on the development and application of our ribbon driver technology. This new business may not be successful and our future operating performance may not bring about the results that we are seeking. Our operating results for future periods are subject to all of the risks and uncertainties which are inherent in the establishment of new business enterprises, and in particular will depend upon:

•

market acceptance of our ribbon driver technology;

•

our success in establishing and expanding the distribution network nationwide and internationally;

•

our success in establishing ribbon driver products as a retail product line;

•

our success in attracting a strategic partner;

•

availability of capital;

•

our success in attracting and retaining motivated and qualified personnel, particularly in the technical areas; and

•

our marketing of new products and ribbon driver technology applications.

Our initial market concentration has been in the area of church construction and cinema theatre construction. The larger speakers we currently manufacture have been specifically designed for use in the church and cinema markets.

We intend to continue advertising in trade journals and attending industry conventions to maintain our image as a competitor in the loudspeaker industry in the U.S. and internationally. We are seeking to derive profits and competitiveness by sales through the dealer network of our product line using our less costly ribbon driver, which we have manufactured since 2001. However, we cannot assure investors or predict profits from distributor sales or any other business activity.

At the appropriate time, we intend to investigate possible strategic alliances with key industry participants to strengthen our image, our product components and our distribution pattern. We cannot be certain that a future alliance opportunity will present itself; or, if an opportunity is presented, that it will result in a profitable working relationship. It is likely that in some future financial quarter or quarters, our operating results will be below the expectations of securities analysts and investors. If a shortfall in revenue occurs, the market price for our common stock may decline significantly. The factors that may cause our quarterly operating results to fall short of expectations include:

•

our ability to develop and market our new ribbon driver loudspeaker products in a timely manner;

•

the size and timing of customer orders;

•

seasonality of sales;

•

availability of capital;

•

the degree and rate of growth of the markets in which we compete and the accompanying demand for our loudspeaker products;

•

our suppliers’ ability to perform under their contracts with us.

Many of these factors are beyond our control. For these reasons, period-to-period comparisons of our financial results may not necessarily assist in forecasting our future performance.

Property

We do not own any real property. We lease and operate in 19,500 square feet of office and factory space at our current headquarters address from a nonaffiliated landlord. The lease expires on August 31, 2004. The monthly rental is presently $4,650. Our facility is divided into four equal 3,000 square foot sections that are internally connected plus one 7,500 square foot adjoining section. One of the 3,000 square foot sections is used for cabinet fabrication; another is used for storage of completed cabinets and component storage; the third is used for assembly and shipping; and the fourth is used for engineering and administration. The 7,500 square foot section is used for inventory, packaging and trade show materials storage. These facilities are suitable for producing in excess of 300 finished speaker cabinets per week and for the production of up to 1,500 ribbon drivers per month. Although we have no plans to relocate our facility, should the occasion arise to do so, there is ample factory and office space available at other locations in the region at similar or competitive rates. In addition, we have three subcontractor cabinet shops that add to our production capabilities. These companies are highly automated and can supply up to a total of 2000 cabinets per week on scheduled notice.

In July 2003, we agreed to lease an additional 7,500 square feet of space for $2,000 per month. We have built-out this space, and are using it for (a) additional inventory space for the components and cabinets needed for planned increases in production, (b) additional engineering testing space to perform critical tests and produce data for sound system designers to provide specifications for products, and (c) on-site product demonstrations. We anticipate that these two leased properties, totaling 27,000 square feet at an aggregate monthly rental of $6,650, will be sufficient to meet our needs for projected sales levels for the next two to three years.

Litigation

On December 24, 2002, 21-Day Capital Corporation filed a complaint against us in the Superior Court of California, County of Los Angeles. 21-Day Capital Corporation is the assignee of certain rights of Muir, Crane & Co. The complaint alleges breach of contract and seeks the payment of $48,750.67, plus interest, attorneys’ fees and costs, and other relief as the court deems proper. We filed an answer on February 6, 2003 denying the allegations contained in the complaint and asserting affirmative defenses. In February 2004, we settled this claim and agreed to pay $35,000 in such settlement.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the names, ages and offices of the Company’s executive officers and directors:

Name	Age	Office

John M. Gott	53	President, CEO, CFO and Director
Robert H. Luke, Ph.D.	61	Director
Michael L. Maples	54	Director

John M. Gott, our President, Chief Executive Officer, Chief Financial Officer and Director, founded SLS in July 2000 in connection with the merger between SLS and its predecessor. He was also founder and Chief Executive Officer of Sound and Lighting Specialists, Inc., the predecessor of SLS International, Inc., which was founded in October 1994. The predecessor engaged in the sale and installation of sound and lighting systems. In that capacity he spearheaded our growth with respect to the sale and installation of sound and lighting systems across the world, including in Carnegie Hall and Disney World in Tokyo. He was our primary salesman through August 2001, when we hired another salesman. Mr. Gott has also been instrumental in the conceptual design and marketing of most of our products. Mr. Gott has acted in his current capacities since our inception.

Robert H. (Robin) Luke, Ph.D., has served as a Director since 2001. He is Professor of Marketing and the Department Head of the Marketing Department at Southwest Missouri State University. He has served as the first Department Head of two Marketing Departments and directed the development of the MBA/MPA programs for the University of the Virgin Islands. Dr. Luke has owned and developed several businesses and regularly consults with major U.S. corporations and institutions on marketing issues as a Senior Consultant with R.H. Luke & Associates. He served the Academy of Marketing Science as a member of its Board of Governors from 1992 to 1996 and as Vice President of Development, Vice President and Vice President for Academic Affairs. He presently serves as a Board Member of the Marketing Management Association. He has given or continues to give service commitments to the Boards of Directors or Boards of Advisors of the following organizations: Missouri Partnership for Outstanding Schools, Ozark Greenways, Community Investment Alliance, Sports Directories International, the Community Foundation of the Ozarks, Vision 20/20, the Downtown Springfield Association, Ozarks Chapter of the Boy Scouts of America, A+ Advisory Board of Glendale High School, and Lake County Youth Soccer.

Dr. Luke has presented numerous papers at international, national and regional marketing conferences. He serves on the Editorial Review Board of the Journal of the Academy of Marketing Science, Journal of Marketing Management. His writings have appeared in over 14 publications. He is the author of Business Careers, an informational source on career opportunities for students, counselors and advisors wishing to know more about business professions. At the age of sixteen, under the name Robin Luke, he wrote and performed “Susie Darling,” a song that sold over two million copies from l958 to 1960 and became number one around the world. His career as a recording artist spanned five years and 14 records. He has received numerous awards, including “Distinguished Fellow of the Academy of Marketing Science,” the Marketing Management Association’s Firooz Hekmat Award in Consumer Behavior and their prestigious Marketing Excellence Award, “best paper awards” from national and international organizations, and the Gift of Time Award from his home city of Springfield Missouri.

Michael L. Maples has served as a Director since 2001. He is Chief Financial Officer, Chief Administrative Officer, Vice President, Treasurer and Corporate Secretary of TranSystems Corporation, an engineering, planning, and consulting firm for the transportation industry. From 1994 to 1996, he was Senior Financial Consultant for Glass & Associates, a consultant to businesses in critical stages of development. From 1991 to 1994, Mr. Maples was Senior Vice President and Controller for Franklin Savings Association, a publicly held group of financial companies. From 1987 to 1991, he was Vice President of Finance & Information Systems for McNally Wellman Company. From 1987 to 1989 he was Treasurer and Corporate Secretary for McNally Pittsburgh, Inc., a group of privately owned engineering and manufacturing companies supplying equipment, systems, parts, and service to the international and domestic material handling industry. From 1983 to 1987, he was Controller and

Staff CPA for Gage & Tucker, a multi-office law firm specializing in corporate representation. From 1976 to 1983, he was a Certified Public Accountant, first at Touche Ross & Co., then with a regional firm, and finally as a sole practitioner.

Each director is elected at the annual meeting of stockholders and each director is elected to serve until his successor shall be elected and shall qualify. Executive officers may be removed from office at any time by the Board of Directors.

We presently have no audit, compensation or nominating committee. However, Mr. Maples qualifies as an audit committee financial expert and he is “independent” as defined in Rule 4200(a)(15) of the NASD’s listing standards.

As disclosed above, we currently have only one executive officer, who is also a director, and two other directors. Due to the number of other demands on their limited time, we have not yet dedicated the time necessary to formulate and adopt a code of ethics. However, we intend to adopt a code of ethics in 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

No reports have been required under Section 16(a) of the Securities Exchange Act of 1934, as amended, because our common stock is not registered under Section 12 of such act.

Statement as to Indemnification

Section 145 of the Delaware General Corporation Law provides for indemnification of our officers, directors, employees and agents. In general, these sections provide that persons who are officers or directors of the corporation may be indemnified by the corporation for acts performed in their capacities as such. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the provisions in our By-Laws, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

The following summarizes the principal compensation received by our executive officers for the fiscal years indicated:

				Long Term Compensation
Name & Principal Position	Year	Salary	Bonus	Other Annual Compensation(a)	Common Stock underlying Awards of Options
John M. Gott	2003	$60,460	$ 0	$11,734	10,000
	2002	$50,440	0	$ 3,898	0

———————

(a)

Represents $3,768 in 2003 and $3,898 in 2002 for payments of medical insurance and $7,966 in 2003 for personal use of a company-owned automobile.

Mr. Gott also serves as a director but receives no compensation for acting as a director. We currently provide directors who are not officers with an annual grant of options to purchase 10,000 shares of our common stock at fair market value on the date of grant.

Stock Options. The following table contains information concerning stock options granted in 2003, including the potential realizable value of each grant assuming that the market value of our common stock were to appreciate from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. The assumed rates of appreciation shown in the table have been specified by the U.S. Securities and Exchange Commission for illustrative purposes only and are not intended to predict future stock prices, which will depend upon various factors, including market conditions and future performance and prospects. Options become exercisable at the time or times determined by the Compensation Committee of the Board of Directors; the options shown below were immediately exercisable. All of the options shown below have purchase prices equal to the fair market value of our common stock on the date of grant.

Name	Number of Shares of Common Stock Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date
John M. Gott	10,000	6.9%	$0.25	4/5/2013

The following table sets forth the value of unexercised “in-the-money” options held at December 31, 2003 (the difference between the aggregate purchase price of all such options held and the market value of the shares covered by such options at December 31, 2003).

Name	No. of Shares Underlying Unexercised Options at 12/31/03 (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options at 12/31/03 (Exercisable/Unexercisable)
John M. Gott	10,000 / 0	$32,000 / 0

[Balance of page intentionally left blank]

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of January 27, 2004 with respect to the beneficial ownership of our common stock by all persons known by us to be beneficial owners of more than 5% of the outstanding shares of our common stock, by directors who own common stock and all officers and directors as a group:

Name & Address	Number of Shares	Percent of Class(1)

John M. Gott	10,061,699(2)	35.2%
1020 S. Pickwick
Springfield, MO 65804

Robert H. Luke	16,500(3)	*
4885 S. Rhett Road
Rogersville, MO 65742

Michael L. Maples	10,000(3)	*
12608 Howe Drive
Leawood, KS 66209

Richard L. Norton	3,244,198	11.3%
818 N. Forest
Springfield, MO 65802

Officers and Directors
as a Group (3 persons)	10,088,199	35.3%

All such shares are owned directly by the named stockholders.

——————

*

Less than one percent

(1)

Based upon a total of 28,616,128 shares outstanding on January 27, 2004.

(2)

Includes (a) an option to purchase 3,244,198 shares owned by Richard L. Norton for $.05 per share, or if lower, 50% of the 5-day average trading price and (b) an option to purchase 10,000 shares at $0.25 per share.

(3)

Includes options to purchase 10,000 shares at $0.25 per share.

Equity Compensation Plans

On December 31, 2003, we had the following securities issued and available for future issuance under equity compensation plans:

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise Price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	645,000 shares of common stock	$0.29 per share	1,355,000 shares of common stock
Equity compensation plans not approved by security holders	840,000 shares of common stock	$0.25 per share	0
Total	1,485,000 shares of common stock	$0.27 per share of common stock	1,355,000 shares of common stock

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

During 1999, certain receivables totaling $80,000 due to SLS from Mr. Gott and Richard Norton were paid by them through an assignment of certain equipment rental fees. The assigned fees had been due them individually for equipment owned by them and leased to non-affiliated third parties. We also received a commission from Messrs. Gott and Norton for handling the rentals and income over a period of three years on their behalf. As of December 31, 2003, Mr. Gott owed $511 to us.

SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except for Kenny Securities, which acted as placement agent in our private placement of Series B Preferred Stock, and William F. Fischbach, who has been a consultant to the Company, no selling stockholder nor any of their affiliates have held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (3)	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering

Alexandra Global Master Fund, Ltd	1,000,000	3.29%	1,000,000	0%
Oral Edward Bass II	40,000	*	40,000	0%
Martin Bicknell	150,000	*	150,000	0%
Michael Bicknell	150,000	*	150,000	0%
Mitchell Bicknell	150,000	*	150,000	0%
Barry Bowman	20,000	*	20,000	0%
Michael Bowman	100,000	*	100,000	0%
Diana DeRuy	150,000	*	150,000	0%
Michael C. Eddings	50,000	*	50,000	0%
William F. Fischbach	125,000	*	125,000	*
Frontier Equity Portfolio	30,000	*	30,000	0%
Gene Gallagher	150,000	*	150,000	0%
Global Drumz, Inc. (1)	2,000,000	6.37%	2,000,000	0%
Tony Hagedorn	300,000	1.01%	300,000	0%
Stacey and Carrie Hammit	57,000	*	57,000	0%
Jimmy B. Hurst	55,000	*	55,000	0%
Kenny Securities Corp. (2)	250,000	*	250,000	0%
Paul A. Kolbeck	20,000	*	20,000	0%
Raymond Lewis Trust, James F. Lewis Trustee	20,000	*	20,000	0%
Richard Molinski	40,000	*	40,000	0%
Charles O'Brien	44,000	*	44,000	0%
Clayton Pettipiece	96,000	*	96,000	0%
Thomas M. Porter	150,000	*	150,000	0%
Professional Traders Fund, LLC	200,000	*	200,000	0%
Greg Schaff	100,000	*	100,000	0%
Robert Schermer	140,000	*	140,000	0%
Theodore Staahl	100,000	*	100,000	0%
Donald A. Stroh	350,000	1.20%	350,000	0%
Dean Tangeman	60,000	*	60,000	0%
Torrey Pines Master Fund	1,500,000	4.86%	1,500,000	0%
Robert Woodworth	120,000	*	120,000	0%
John Youngblood	50,000	*	50,000	0%
The James R. Young Family Trust	50,000	*	50,000	0%

——————

* Less than 1%

(1)

Represents 1,000,000 shares that may be acquired upon the exercise of outstanding and fully exercisable options at an exercise price of $2.00 per share and 1,000,000 shares that may be acquired upon the exercise of outstanding and fully exercisable warrants at an exercise price of $7.00 per share.

(2)

Represents 125,000 shares that may be acquired upon the exercise of outstanding and fully exercisable Class C Warrants at an exercise price of $2.00 per share and 125,000 shares that may be acquired upon the exercise of outstanding and fully exercisable Class C Warrants at an exercise price of $7.00 per share.

(3)

Percentage of outstanding shares is based on 29,374,780 shares of common stock, which consists of the number of shares outstanding on June 10, 2004, plus the assumed exercise of the options and/or warrants held by the selling stockholder.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•

ordinary brokers’ transactions

•

transactions involving cross or block trades

•

through brokers, dealers, or underwriters who may act solely as agents

•

“at the market” into an existing market for the common stock

•

in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

•

in privately negotiated transactions

•

any combination of the foregoing

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

While they are engaged in a distribution of the shares included in this prospectus the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act of 1933, as amended, rather than selling under this prospectus. This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders or are eligible for sale under Rule 144(k).

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share. On June 10, 2004, there were outstanding a total of 29,374,780 shares of common stock. The holders of shares of common stock:

•

have equal ratable rights to dividends on funds legally available for dividends, provided dividends are declared by the our Board of Directors

•

are entitled to share proportionately in all of our assets available for distribution to holders of common stock upon any sale, dissolution or winding up of our affairs

•

do not have priority rights to subscribe for future offerings of shares of common stock by us

•

do not have any priority rights to convert their shares of common stock into any of our other securities

•

do not have rights to subscribe for shares or convert their shares

•

have no right to have their shares redeemed by us

•

are entitled to one vote per share on all matters upon which stockholders may vote at all meetings of stockholders

All shares of common stock now outstanding are fully paid for and are not assessable by us; and all the shares of common stock that are the subject of this offering, when issued, will be fully paid for and will not be assessable by us.

The holders of shares of our common stock do not have cumulative voting rights, which are rights to accumulate votes to be cast for directors in an election. In this way a stockholder could vote his or her entire total of votes for one director only, and not vote for any other director. However, because there is no cumulative voting, the holders of more than 50% of the outstanding shares, when voting for the election of directors, can elect all of the directors to be elected, if they so choose. As a result, the holders of the remaining shares will not be able to elect any of our directors. On January 27, 2004, Mr. Gott owned 35.7% of our common stock. Such a concentration of ownership could have an adverse effect on the price of the common stock. It may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices.

Some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us even if a change of control would be beneficial to our stockholders. These provisions include:

•

authorizing the issuance of preferred stock without common stockholder approval

•

prohibiting cumulative voting in the election of directors

•

limiting the persons who may call special meetings of stockholders

Preferred Stock

Our authorized capital stock also includes 5,000,000 shares of preferred stock, $.001 par value, of which 2,000,000 shares have been designated Series A Preferred Stock and are outstanding on the date of this prospectus. Our articles of incorporation authorize a class of preferred stock commonly known as a “blank check” preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Certificate of Incorporation and limitations imposed by law, is authorized to adopt resolutions to issue the shares; to fix the number of shares; to change the number of shares constituting any series; to provide for or change the voting powers, designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions; the dividend rights, including whether dividends are cumulative; to fix dividend rates; to fix terms of redemption, including sinking fund provisions; to fix redemption prices; to fix conversion rights; and to fix liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

We designated 2,000,000 shares as Series A Convertible Preferred Stock. Such shares were sold from time to time in a private placement that commenced in September 2001 and concluded in July 2003. The shares are convertible to common stock one year from the date of purchase at a conversion rate of 10 shares of common stock for each share of preferred stock.

In March 2004, we commenced an offering of up to 1,000,000 shares of Series B Preferred Stock at $20.00 per share. Each share is convertible into ten shares of our common stock six months after purchase. Prior to conversion, the shares have no voting rights. Attached to each preferred share are ten of our Class C Warrants. Each Class C Warrant has a term of three years and provides the right to purchase one share of our common stock at $7.00 per share. The Class C Warrants are immediately exercisable and detachable from the preferred share. If the average closing market price for our common stock is equal to or greater than $10.50 per share for a period of 30 days, then we are entitled to repurchase such warrants, with 30 days notice, at a price of $.001 per warrant. In the private placement, which closed on July 27, 2004, 272,100 shares of the Series B Preferred Stock were sold for $5,442,000 and will be convertible into 2,721,000 shares of common stock.

Stock Option Plan

Our Board of Directors approved the SLS International, Inc. 2000 Stock Purchase and Option Plan (the “Plan”) and the plan was approved by existing stockholders.

Our Board of Directors administers the Plan. The Plan affords key employees, officers, and consultants, who are responsible for our continued growth, an opportunity to acquire an investment interest in SLS, and to create in such individuals a greater incentive and concern for the welfare of SLS. By means of this 2000 Stock Purchase and Option Plan, we seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions.

We have reserved up to 2,000,000 shares of common stock for issuance upon exercise of options that may be issued from time to time under the Plan. The shares to be issued are subject to adjustment in the event of stock dividends, splits and other events that affect the number of shares of common stock outstanding.

Maximum Purchase. The options offered in the plan are a matter of separate inducement and are in addition to any salary or other compensation for the services of any key employee or consultant. The options granted under the plan are intended to be either incentive stock options or non-qualified or non-statutory stock options.

Option. Participants will receive such options as are granted from time to time by the Board of Directors. The option will state the number of shares and price of common stock to be purchased upon exercise of the options by the option holder.

Exercise Price. The purchase price per share purchasable under an option will be determined by the Board of Directors. However, for statutory options, the purchase price shall not be less than 90% of the fair market value of a share on the date of grant of such option. Furthermore, any option granted to a participant under the plan who, at the time the option is granted, is one of our officers or directors, the purchase price shall not be less than 100% of the fair market value of a share on the date of grant of such option. In the case of an incentive stock option granted to a participant who, at the time the option is granted, is a 10% stockholder, the purchase price for each share will be an amount not less than 110% of the fair market value per share on the date the incentive stock option is granted.

Term of Option. The term of each option shall be fixed by the Administrator which in any event will not exceed a term of 10 years from the date of the grant.

Termination of Employment. The Administrator will have the right to specify the effect to a participant upon his or her retirement, death, disability, leave of absence or any other termination of employment during the term of any option.

Amendments. The Board of Directors may amend, suspend, discontinue or terminate the Plan; provided, however, that, without approval of our stockholders, no such amendment, suspension, discontinuation or termination will be made that would (1) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become unavailable with respect to the Plan; (2) violate the rules or regulations of any national securities exchange on which our shares are traded or the rules or regulations of the NASD that are applicable to us; or (3) cause us to be unable, under the Internal Revenue Code, to grant investment stock options under the Plan.

Warrants

SLS has authorized the issuance and sale of Class A Warrants and Class B Warrants as part of the units offered in the private placement of Series A preferred stock that commenced in September, 2001 and concluded in July, 2003. Each warrant provides the right to purchase one share of common stock at a specified price. The Class A Warrant was originally exercisable for a term of 6 months at a price of $.50 per share. The Class B Warrant was originally exercisable for 2 years after exercise of the attached Class A Warrant at a price of $3.00 per share. Through a series of extensions, the Class A Warrants and the Class B Warrants are now exercisable through August 4, 2004. The Class A Warrants and Class B Warrants are immediately detachable from the common stock but are not separable from each other until the Class A Warrant is exercised. The Class A Warrants are immediately exercisable after they are issued. If the Class A Warrant is not exercised on or prior to August 4, 2004 (or such later date as extended by the Company), or if the Class A Warrant is redeemed by SLS, the Class A Warrants and the Class B Warrants shall be void and of no effect.

If the average closing market price for SLS’s common stock is at least equal to the exercise price for the Class A or Class B Warrant for a period of 10 days, then such warrants are capable of being repurchased by SLS at a price of $.001 per warrant. This repurchase by SLS can occur only after SLS mails a 30-day notice to each holder of the warrants that are to be repurchased. However, the holder of the warrants can still exercise the warrants during the 30-day notice period.

SLS has authorized the issuance and sale of Class C Warrants, ten of which are attached to each share of Series B Preferred Stock. Each Class C Warrant has a term of three years (unless extended by SLS) and provides the right to purchase one share of common stock at a price of $7.00 per share. The Class C Warrants are immediately exercisable and detachable from the shares of Series B Preferred Stock. If the average closing market price for our common stock is equal to or greater than $10.50 per share for a period of 30 days, then we are entitled to repurchase such warrants, with 30 days notice, at a price of $.001 per warrant. In the private placement, which closed on July 27, 2004, 272,100 shares of the Series B Preferred Stock were sold for $5,442,000 and therefore 2,721,000 Class C Warrants were issued and attached to the Series B Preferred Stock.

In connection with the private placement, we entered into an agreement with Kenny Securities Corp. to provide certain services to us. As compensation for such services, we agreed to pay Kenny Securities (a) a cash placement fee equal to 7% of the amount sold by Kenny Securities in the private placement; (b) warrants to purchase, at $2.00 per share, a number of shares of common stock equal to 10% of the number of shares issuable upon conversion of the Series B Preferred Stock sold by Kenny Securities; and (c) Class C Warrants for the same number of shares. We issued warrants to purchase up to 125,000 shares of our common stock at $2.00 per share to Kenny Securities for sales made by Kenny Securities in the private placement. Kenny Securities also received Class C Warrants to purchase 125,000 shares of our common stock, which shares are included in the shares offered hereby.

In the private placement, which closed on July 27, 2004, 272,100 shares of the Series B Preferred Stock were sold for $5,442,000 and will be convertible into 2,721,000 shares of our common stock. We have issued 2,846,000 Class C Warrants, 2,721,000 of which were attached to shares of the Series B Preferred Stock and 125,000 of which were issued to Kenny Securities.

Under this prospectus, the selling stockholders are offering up to 7,817,000 shares of our common stock, which are the shares issuable upon conversion of the Series B Preferred Stock and upon exercise of the options and warrants described above. On June 10, 2004, there were 29,374,780 shares of our common stock outstanding. Upon the exercise of the options and warrants described above, and the conversion of the Series B Preferred Stock, the number of shares offered by this prospectus represents 20.96% of our total common stock outstanding on June 10, 2004. The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at the discretion of the selling stockholders.

If SLS issues additional shares to others for any reason, other than a consolidation, merger, stock split, or sale of all the assets of SLS, the holder of the warrants will have no rights to purchase any more shares than are represented by the warrants. In addition, no adjustment or change in the exercise price of each warrant will be made, except if a stock split is declared by SLS. In case of a stock split, the exercise price of the warrants shall be adjusted higher or lower depending upon whether the stock split is a reverse stock split or forward stock split. A forward stock split means the shares are being split so that more shares will be outstanding after the stock split. In a forward stock split, the exercise price of the warrants shall be adjusted to permit the purchase of more shares of stock for the original exercise price. If there is a reverse stock split, there will be a reduction in outstanding shares and the exercise price of the warrant shall purchase fewer shares.

Unless and until a warrant is exercised, each warrant holder will not own any equity interest in SLS by virtue of his ownership of the warrant. The warrant holder may not vote as a stockholder. The warrant holder also will not have rights to any distributions to stockholders unless and until the warrant is exercised and SLS receives the cash consideration for the purchase of the common stock. SLS shall reserve such number of shares of common stock as shall be equal to the number of Class A and Class B Warrants issued. The shares are reserved for future issuance upon exercise of the warrants. The shares to be issued upon the exercise of the warrants have also been registered with the Securities and Exchange Commission. Upon exercise of the warrants, such shares of common stock issued to exercising investors will be freely tradeable and will not constitute restricted securities as such terms are defined under the Securities Act. The sole exception to this will be shares purchased in the offering by officers and directors of SLS. Such shares purchased by them shall be held by them for investment.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 31,374,780 shares of common stock issued and outstanding. On June 10, 2004, 15,513,449 of our outstanding shares are deemed to be restricted shares under the Securities Act of 1933. The restricted shares will be eligible for sale pursuant to Rule 144 of the Securities Act at the expiration of the one-year holding period from their date of acquisition. The one-year holding period for some shares has already expired. In addition, we have 1,507,360 shares of Series A preferred stock and 167,700 shares of Series B Preferred Stock outstanding on May 4, 2004. As of May 4, 2004, 377,940 shares of preferred stock have been converted into common stock and such common stock is eligible for sale pursuant to Rule 144 at the expiration of the one-year holding period from their date of acquisition.

Pursuant to a Consent Order with the State of Missouri, Mr. Gott agreed to lockup his shares through May 5, 2005, to be released only upon specified occurrences, or in increments after May 5, 2003. When eligible under the lock-up agreement, Mr. Gott, who owns 10,590,736 shares, may only sell up to 2½% of his outstanding shares in any 3-month period. Such sales would also be subject to the resale restrictions of Rule 144 of the Securities Act of 1933, as amended. Future sales may have a negative effect on the price of our shares in the public market. This may cause the price of our common stock to decline and may prevent investors from reselling their shares at a profit.

LEGAL MATTERS

Legal matters in connection with this offering will be passed upon by Freeborn & Peters LLP, 311 South Wacker Drive, Suite 3000, Chicago, IL 60606-6677.

EXPERTS

The audited financial statements of the Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 appearing in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Weaver & Martin, LLC, independent public accountants.

Their report, which appears elsewhere herein, includes an explanatory paragraph as to the ability of SLS to continue as a going concern. The financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.

FURTHER INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

INDEX TO FINANCIAL STATEMENTS

SLS INTERNATIONAL, INC.

SLS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2004 (unaudited)	December 31, 2003 (audited)

Assets
Current assets:
Cash	$3,374,662	$1,482,786
Accounts receivable, less allowance for doubtful accounts of $45,000 for June 30, 2004 and December 31, 2003	355,640	277,665
Inventory	1,018,266	590,297
Deposits - inventory	220,457	—
Deposits - Merger	100,000	—
Prepaid expenses and other current assets	19,349	6,850
Total current assets	5,088,374	2,357,598

Fixed assets:
Vehicles	78,949	73,376
Equipment	233,587	159,212
Leasehold improvements	240,105	175,621
	552,641	408,209
Less accumulated depreciation	109,299	88,016
Net fixed assets	443,342	320,193
	$5,531,716	$2,677,791

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt and notes payable	$28,871	$28,946
Accounts payable	256,157	357,287
Accrued liabilities	42,576	26,138
Total current liabilities	327,604	412,371
Notes payable, less current maturities	13,899	15,931
Commitments and contingencies:
Shareholders' equity:
Preferred stock, Series A, $.001 par, 2,000,000 shares authorized; 1,495,533 issued as of June 30, 2004 and 1,545,300 issued as of December 31, 2003	1,496	1,545
Preferred stock, Series B, $.001 par, 1,000,000 shares authorized; 219,600 shares issued as of June 30, 2004 and no shares issued as of December 31, 2003	219	—
Preferred stock, Series B, not issued but owed to buyers; 37,500 shares at June 30, 2004	38	—
Discount on preferred stock	(1,285,341)	(1,886,576)
Contributed capital - preferred	13,815,952	7,411,585
Common stock, $.001 par; 75,000,000 shares authorized; 29,333,780 shares and 28,230,180 shares issued at June 30, 2004 and December 31, 2003	29,335	28,231
Common stock not issued but owed to buyers; no shares and 183,000 shares at June 30, 2004 and December 31, 2003	—	183
Contributed capital - common	12,227,860	8,319,286
Unamortized cost of stock issued for services	(641,196)	(781,204)
Retained deficit	(18,958,150)	(10,843,561)
Total shareholders' equity	5,190,213	2,249,489
	$5,531,716	$2,677,791

The accompanying notes are an integral part of these condensed consolidated financial statements.

SLS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For The Six Months Ended June 30,
	2004	2003
	(unaudited)

Revenue	$926,222	$$382,021

Cost of sales	481,182	155,561

Gross profit	445,041	226,460

General and administrative expenses	5,868,928	1,108,535

Loss from operations	(5,423,887)	(882,075)

Other income (expense):
Interest expense	(1,019)	(14,578)
Interest and miscellaneous, net	19,703	40,938
	18,684	26,360

Loss before income tax	(5,405,203)	(855,715)

Income tax provision	—	—

Net loss	(5,405,203)	(855,715)

Deemed dividend associated with beneficial conversion of preferred stock	(2,709,385)	(212,558)

Net loss availiable to common shareholders	$(8,114,588)	$(1,068,273)

Basic and diluted earnings per share	$(0.28)	$(0.04)

Weighted average shares outstanding	29,067,313	23,885,528

The accompanying notes are an integral part of these condensed consolidated financial statements.

SLS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For The Three Months Ended June 30,
	2004	2003
	(unaudited)

Revenue	$505,306	$277,244

Cost of sales	228,266	98,125

Gross profit	277,041	179,119

General and administrative expenses	2,912,239	606,386

Loss from operations	(2,635,199)	(427,267)

Other income (expense):
Interest expense	(514)	(6,941)
Interest and miscellaneous, net	14,327	32,938
	13,813	25,997

Loss before income tax	(2,621,385)	(401,270)

Income tax provision	—	—

Net loss	(2,621,385)	(401,270)

Deemed dividend associated with beneficial conversion of preferred stock	(1,737,908)	(79,280)

Net loss availiable to common shareholders	$(4,359,293)	$(480,550)

Basic and diluted earnings per share	$(0.15)	$(0.02)

Weighted average shares outstanding	29,280,447	24,535,528

The accompanying notes are an integral part of these condensed consolidated financial statements.

SLS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For The Six Months Ended June 30,
	2004	2003
	(unaudited)

Operating activities:
Net loss	$(5,405,203)	$(855,716)
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	25,309	5,407
Amortization of cost of stock issued for services	140,008	443,536
Expense of stock options granted for services	2,416,569	23,134
Gain on disposal of fixed assets	(3,000)	—
Goodwill impairment charge	1,148,502	—
Change in assets and liabilities-
Accounts receivable, less allowance for doubtful accounts	(77,975)	91,889
Inventory	(427,969)	(169,452)
Deposits - Inventory	(220,457)	—
Prepaid expenses and other current assets	—	3,079
Accounts payable	(101,130)	77,280
Due to shareholders	—	(519)
Accrued liabilities	16,437	22,826
Cash used in operating activities	(2,488,909)	(358,536)

Investing activities:
Proceeds from disposal of fixed assets	3,000	—
Additions of fixed assets	(148,458)	—
Cash used in investing activities	(145,458)	—

Financing activities:
Sale of stock, net of expenses	4,928,350	371,600
Acquisition of subsidiary	(400,000)	—
Borrowings of notes payable	—	102,000
Repayments of notes payable	(2,107)	(13,948)
Cash provided by financing activities	4,526,243	459,652

Increase in cash	1,891,876	101,116
Cash, beginning of period	1,482,786	4,240

Cash, end of period	$3,374,662	$105,356

Supplemental cash flow information:
Interest paid	$—	$6,027
Income taxes paid (refunded)	—	—

Noncash investing activities:
Stock issued and options granted for services	$2,416,569	$93,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

SLS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements at June 30, 2004 have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position as of June 30, 2004 and results of operations and cash flows for the six months ended June 30, 2004. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results expected for a full year. Certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 presentations. The statements should be read in conjunction with the financial statements and footnotes thereto included in our Form 10-KSB for the year ended December 31, 2003.

NOTE 2 - COMMITMENTS AND CONTINGENCIES GOING CONCERN

The accompanying unaudited condensed consolidated financial statements at June 30, 2004 have been prepared in conformity with U.S. generally accepted accounting principles which contemplate our continuance as a going concern. We have suffered losses from operations during the six months ended June 30, 2004 and the years ended December 31, 2003, 2002, and 2001. Our cash position may be inadequate to pay all of the costs associated with establishing a market for sales of our loudspeakers. We intend to use borrowings and security sales to improve our cash position, however no assurance can be given that debt or equity financing , if and when required, will be available. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary if we are unable to continue in existence.

NOTE 3 - NOTES PAYABLE

At December 31, 2003 and June 30, 2004, there is a note payable to an individual in the amount of $25,000. This note bears interest of 7% and is past due. There is also a note payable for equipment in the amount of $19,877 and $17,770 as of December 31, 2003 and June 30, 2004, respectively. This note bears interest of 5.16% and matures in September of 2008. Interest expense for the year ended December 31, 2003 and the six months ended June 30, 2004 was $5,763 and $1,019, respectively.

NOTE 4 - STOCK TRANSACTIONS

In the six months ended June 30, 2004, 183,000 shares shown at December 31, 2003 as “stock not issued but owed to buyers” were issued.

In July 2003, we entered into an endorsement agreement with the recording artist Sting through Steerpike Ltd. The agreement grants 1,100,000 options in exchange for future endorsements of our products. Each option is convertible into one share of common stock at a strike price of $0.25 and is exercisable for a period of five years. Expense associated with the options will be recorded over the two-year period of the agreement beginning July 31, 2003 and ending July 31, 2005. Expense will be recorded at fair market value, using the Black-Scholes pricing model, on an accelerated method, thereby recording a larger portion of the costs in the earlier months of the two year period. Consulting expense relating to this agreement was $790,842 for the six months ended June 30, 2004. As of June 30, 2004 approximately 908,000 of the 1,100,000 options have been earned and expensed. Expenses to be recorded in the remaining quarters of the year ended December 31, 2004 and 2005 are unknown at this time because they are partly based on the market price over those periods.

In November 2003, an agreement was signed with William Fischbach for consulting services to be performed November 10, 2003 to November 10, 2006. As compensation for the consulting services we issued 400,000 shares of common stock on November 11, 2003. Using the market value of the date the agreement was signed, the shares were valued at $780,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The cost is amortized over the three-year period of the agreement. Consulting expense relating to this agreement was $130,000 for the six months ended June 30, 2004. On June 30, 2004 there was $613,671 remaining in unamortized stock issued for services for this agreement. The agreement also calls for the issuance of options, not to exceed an aggregate of 800,000, to Mr. Fischbach on January 1 or each year based on the previous year's performance levels. No options were

SLS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - STOCK TRANSACTIONS (Continued)

issued on January 1, 2004 under this agreement. As of June 30, 2004, Mr. Fischbach had earned no options based on his performance in the six months ended June 30, 2004. The agreement also calls for additional compensation to Mr. Fischbach in the form of a cash fee of 2% of the dollar amount of value provided in a merger, acquisition, or other transaction resulting directly from Mr. Fischbach's services. As of June 30, 2004, Mr. Fischbach had earned no cash fee based on the value provided to us in the six months ended June 30, 2004.

In June 2004, we entered into a promotion agreement with the recording artist Quincy Jones through Global Drumz, Inc. We made a cash payment of $250,000 to Global Drumz, Inc. on the date of the agreement.

Pursuant to the agreement, we granted options to purchase 1,000,000 shares of our common stock in exchange for various consulting services. The option has a strike price of $2.00 per share and is exercisable for a period of five years. We also issued a warrant, with a five-year term, for 1,000,000 additional shares of common stock at an exercise price of $7.00 per share. In the event that the closing price of our common stock does not exceed $7.00 per share for a period of five consecutive business days during the period commencing on June 2, 2004 and ending on the expiration of the term of the options, we shall pay additional compensation of $250,000. Expense associated with the options will be recorded over the one-year vesting period of the agreement beginning June 2, 2004 and ending June 2, 2005. The options and warrants automatically vest as to 50% of the stock covered thereby upon the effective date of the agreement and as to one-sixth of the remaining stock covered thereby monthly thereafter. Expense will be recorded at fair market value, using the Black-Scholes pricing model, on an accelerated method, thereby recording a larger portion of the costs in the earlier months of the one-year period. Consulting expense relating to this agreement was $1,492,291 for the six months ended June 30, 2004. As of June 30, 2004 approximately 705,000 of the 1,000,000 options have been earned and expensed. Expenses to be recorded in the remaining quarters of the year ended December 31, 2004 and 2005 are unknown at this time because they are partly based on the market price over those periods.

In the six months ended June 30, 2004, 195,200 Class A warrants were exercised for 195,200 shares of common stock for a total of $97,600. 555,200 Class A warrants are outstanding as of June 30, 2004. The expiration date of the Class A warrants has been extended to August 5, 2004.

In the six months ended June 30, 2004, 6,000 Class B warrants were exercised for 6,000 shares of common stock for a total of $18,000. 3,977,400 Class B warrants are outstanding as of June 30, 2004. The expiration date of the Class B warrants has been extended to August 5, 2004.

In the six months ended June 30, 2004, we commenced an offering of Series B preferred stock and sold 257,100 shares of preferred stock, series B, for $4,815,750, net of expenses. As of June 30, 2004, 37,500 of these shares had not been issued and are, therefore, listed on these financial statements as “not issued but owed to buyers”. These shares were issued in July of 2004. This preferred stock contains a beneficial conversion feature. The feature allows the holder to convert the preferred to 10 shares of common stock six months after buying the shares. Attached to each preferred share are ten Class C warrants. Each Class C warrant has a term of three years and provides the right to purchase one share of our common stock at $7.00 per share. If the average closing market price for our common stock is equal to or greater than $10.50 for a period of 30 days, then such warrants are capable of being repurchased with a 30-day notice, at a price of $.001 per warrant. A discount on preferred shares of $2,108,150 relating to the beneficial conversion feature was recorded and will be amortized over the six month period beginning with the date the shareholders purchased their shares. On July 28, 2004, the offering was closed. In the six months ended June 30, 2004, $2,709,385 of the unamortized discount on preferred shares, series A and B, has been amortized to retained earnings. At June 30, 2004, the unamortized discount on preferred shares, series A and B, was $1,285,342.

In the six months ended June 30, 2004, 51,940 shares of preferred stock, series A, were converted to 519,400 shares of common stock.

SLS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - STOCK TRANSACTIONS (Continued)

In the six months ended June 30, 2004, 100,000 options were granted for consulting services. The options have a strike price equal to the market price on their grant date, ranging from $2.73 to $3.10. Using the Black-Scholes pricing model, the options were valued at $161,900 and recorded as consulting expense.

NOTE 5 - UNAMORTIZED COST OF STOCK ISSUED FOR SERVICES

During the years ended December 31, 2003 and 2002, we issued or agreed to issue 3,215,452 shares of common stock, granted 500,000 options for common stock, and 100,000 options for preferred stock, series A, as part of consulting agreements. The value of stock issued and options granted totaled $913,036 and $1,599,213 for the years ended December 31, 2003 and 2002. This cost is recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The balance is amortized into consulting expense over the lives of the various consulting agreements. For the six months ended June 30, 2004, $140,008 was amortized into consulting expense. Unamortized cost of stock issued for services was $641,196 as of June 30, 2004.

NOTE 6 - CONSULTING, PROMOTIONAL AND INVESTOR RELATIONS SERVICES

Consulting and investor relation services expense was $3,118,036 for the six months ended June 30, 2004. Consulting and investor relation expenses incurred are detailed below:

Consulting expenses relating to stock issued for consulting agreements was $140,008 (See Note 5) in the six months ended June 30, 2004. Consulting expenses relating to options issued for services was $2,575,033 (See Note 4) for the six months ended June 30, 2004.

In the six months ended June 30, 2004, we settled a lawsuit brought by a former consultant. The former consultant returned 100,000 shares of common stock for cancellation in exchange for $250,000 paid in March and April of 2004. This settlement was expensed as consulting expense in the six months ended June 30, 2004.

Various individuals and corporations performed consulting services and investor relation services for us during the six months ended June 30, 2004 and were paid $152,995.

NOTE 7 - ACQUISITIONS

We entered into an agreement with the owners of SA Sound B.V. and SA Sound USA, Inc. giving us an option to acquire said companies at any time prior to February 27, 2004 for a purchase price of 370,000 euros, approximately $467,000. We paid 50,000 euros, approximately $63,000 for this option. The option agreement entitled us to a refund of the option price if the due diligence performed disclosed any material adverse facts. After completion of the due diligence, we determined not to exercise the option to purchase and we have asserted a right to a refund of the option price. The sellers have challenged the return of the option fee. $109,165 has been recorded as acquisitions expense in the six months ended June 30, 2004 in relation to the option price and related legal fees for this acquisition attempt.

On March 12, 2004, we acquired Evenstar, Inc., by a merger with and into our newly formed, wholly owned subsidiary, Evenstar Mergersub, Inc. (Mergersub). In consideration for Evenstar, Inc., we paid $300,000 in cash and issued 300,000 shares of common stock to the stockholders of Evenstar, Inc. Using the market value of the common stock on the day of the acquisition and the amount of cash given, the total acquisition price was $1,161,000. An asset was recorded on these financial statements in the amount of $12,498 for a patent acquired in the merger. Evenstar had no other assets or liabilities, therefore, the remaining $1,148,502 was recorded as goodwill on these financial statements.

On March 12, 2004 we performed an impairment test on the goodwill recorded in the merger with Evenstar, Inc. We determined that the goodwill was impaired and an impairment charge of $1,148,502 was recorded. This charge is shown on the condensed consolidated statement of operations in the general and administrative expenses.

SLS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - ACQUISITIONS (Continued)

On April 2, 2004, we entered into a strategic alliance agreement with Bohlender-Graebener Corporation (BG). We paid BG $100,000 on April 2, 2004 for this agreement. The agreement term is for one year and can be extended for any length of time after the first year by mutual agreement between BG and us. During the term of the agreement BG is required to work with us, diligently and in good faith, to consummate a merger. During the first six months of the agreement, BG is not permitted to solicit any offer to purchase BG, and is not permitted to respond to any unsolicited offer. In addition to the above, BG will grant us exclusive sales and marketing rights to certain BG products and we have committed to purchase certain minimum quantities of various BG products at agreed upon prices. Those purchase commitments are as follows; $175,000 in the third quarter of 2004, $175,000 in the fourth quarter of 2004, and $200,000 in the first quarter of 2005. In the event no agreement to merge the Companies on mutually acceptable terms can be reached before termination of the agreement, BG will be entitled to keep the $100,000 cash payment as consideration for its performance under the agreement.

NOTE 8 - EMPLOYEE STOCK OPTIONS

During the second quarter of 2003, the Company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, effective as of the beginning of the year. There were no previous granting of options to employees prior to the second quarter of 2003 and therefore this adoption has no effect on previous financial statements. No method of reporting the change in accounting principle has been used.

The board of directors approved 75,000 options for directors in the six months ended June 30, 2004. The options have a strike price of $2.21, expire in 10 years, and vest immediately. 25,000 options were approved for each of three board members for their roles as directors of the company. Using the Black-Scholes pricing model, in accordance with the fair value recognition provision of FASB Statement No. 123, the options were valued at $87,786 and recorded as compensation expense in the six months ended June 30, 2004.

NOTE 9 - SUBSEQUENT EVENTS

From July 1 to July 28, 2004, we sold 15,000 shares of preferred stock, series B, for $300,000. On July 28, 2004 the private placement offering was closed.

On July 1, 2004, we issued 37,500 shares of preferred stock, series B that were owed to buyers as of June 30, 2004.

From July 1 to July 29, 2004, 240,860 shares of preferred stock, series A, were converted to 2,408,600 shares of common stock.

We intend to make a rescission offer to all warrant holders who exercised warrants during the period from May 1, 2002 through May 10, 2004. We are doing this because the registration statement filed with the US Securities and Exchange Commission to register the common stock issuable upon exercise of the warrants may not have been “current” because it had not been amended to include our most recent audited financial statements. The former warrant holders will be entitled to rescind their purchases. Once made, the rescission offer is open for 30 days. The rescission offer would require us to purchase warrants back at their original exercise price, $.50 for the Class A warrants and $3.00 for the Class B warrants, at each warrant holder's option. The current market price is well above the $.50 exercise price of the Class A warrants so no adjustment to the financial statements for the year ended December 31, 2003 and the six months ended June 30, 2004 have been made for the rescission offer. The current market price is below the $3.00 exercise price of the Class B warrants. 22,600 Class B warrants were exercised during the rescission offer period, so the rescission offer would not have a material liability effect on these financial statements. Therefore, no adjustment has been made. If all warrant holders accepted the rescission offer, we would be required to pay $1,340,700 plus interest, which amount would be reduced to the extent of the proceeds from any sales of the underlying common stock by the former warrant holders. Acceptance of the rescission offer by all former warrant holders could have a material adverse effect of these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

STOCKHOLDERS AND DIRECTORS

SLS INTERNATIONAL, INC.

We have audited the accompanying balance sheet of SLS International, Inc. as of December 31, 2003 and 2002 and the related statements of operations, shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SLS International, Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEAVER & MARTIN, LLC

Kansas City, Missouri

March 12, 2004

SLS INTERNATIONAL, INC.

BALANCE SHEET

	December 31, 2003	December 31, 2002

Assets
Current assets:
Cash	$1,482,786	$4,240
Accounts receivable, less allowance for doubtful accounts of $45,000 and $132,396 for December 31, 2003 and 2002	277,665	165,024
Inventory	590,297	261,573
Prepaid expenses and other current assets	6,850	6,936
Total current assets	2,357,598	437,773

Fixed assets:
Vehicles	73,376	31,026
Equipment	159,212	55,083
Leasehold improvements	175,621	3,376
	408,209	89,485
Less accumulated depreciation	88,016	63,261
Net fixed assets	320,193	26,224
	$2,677,791	$463,997

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Current maturities of long-term debt and notes payable	$28,946	$414,720
Accounts payable	357,287	417,449
Due to shareholders	—	23,193
Accrued liabilities	26,138	170,897
Total current liabilities	412,371	1,026,259
Notes payable, less current maturities	15,931	—

Commitments and contingencies:
Shareholders’ equity (deficit):
Preferred stock, Series A, $.001 par, 2,000,000 shares authorized; 1,545,300 issued at December 31, 2003	1,545	—
Preferred stock, Series A, not issued but owed to buyers; 315,000 shares at December 31, 2002	—	315
Preferred stock, Series B, $.001 par, 1,000,000 shares authorized; no shares issued as of December 31, 2003 and 2002	—	—
Discount on preferred stock	(1,886,576)	(233,294)
Contributed capital - preferred	7,411,585	1,852,183
Common stock, $.001 par; 75,000,000 shares authorized; 28,230,180 shares and 21,453,528 shares issued at December 31, 2003 and 2002	28,231	21,454
Common stock not issued but owed to buyers; 183,000 shares and 1,222,000 shares at December 31, 2003 and 2002	183	1,222
Contributed capital - common	8,319,286	3,386,624
Unamortized cost of stock issued for services	(781,204)	(524,984)
Retained deficit	(10,843,561)	(5,065,782)
Total shareholders’ equity (deficit)	2,249,489	(562,262)
	$2,677,791	$463,997

The accompanying notes are an integral part of these financial statements.

SLS INTERNATIONAL, INC.

STATEMENT OF OPERATIONS

	Year Ended December 31,
	2003	2002	2001

Revenue	$968,245	$790,582	$353,797

Cost of sales	601,213	537,243	286,924

Gross profit	367,032	253,339	66,873

General and administrative expenses	4,492,238	2,468,565	1,068,335

Loss from operations	(4,125,205)	(2,215,226)	(1,001,462)

Other income (expense):
Interest expense	(39,170)	(33,306)	(46,011)
Interest and miscellaneous, net	185,034	6,207	7,299

	145,864	(27,099)	(38,712)

Loss before income tax	(3,979,341)	(2,242,325)	(1,040,174)

Income tax provision	—	—	—

Net loss	(3,979,341)	(2,242,325)	(1,040,174)

Deemed dividend associated with beneficial conversion of preferred stock	(1,798,438)	(552,100)	(24,706)

Net loss availiable to common shareholders	$(5,777,779)	$(2,794,425)	$(1,064,880)

Basic and diluted earnings per share	$(0.23)	$(0.14)	$(0.06)

Weighted average shares outstanding	25,496,816	20,446,711	17,406,111

The accompanying notes are an integral part of these financial statements.

SLS INTERNATIONAL, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock, Series A		Discount on Preferred	Contributed Capital	Common Stock		Amount Unissued	Contributed Capital	Issued for Services	Retained Deficit	Total
	Shares	Amount			Shares	Amount

Balance, January 1, 2001	—	$—	$—	$—	14,271,528	$14,272	$—	$401,528	$—	$(1,206,477)	$(790,677)
Net loss for the year	—	—	—	—	—	—	—	—	—	(1,040,174)	(1,040,174)
Sales of preferred stock	102,000	102	—	254,898	—	—	—	—	—	—	255,000
Beneficial conversion of preferred	—	—	(191,400)	191,400	—	—	—	—	—	—	—
Preferred discount amortization	—	—	24,706	—	—	—	—	—	—	(24,706)	—
Sales of common stock net of expense	—	—	—	—	4,000,000	4,000	—	915,685	—	—	919,685
Warrants exercised	—	—	—	—	788,000	748	40	393,212	—	—	394,000
Balance, December 31, 2001	102,000	102	(166,694)	446,298	19,059,528	19,020	40	1,710,425	—	(2,271,357)	(262,166)

Net loss for the year	—	—	—	—	—	—	—	—	—	(2,242,325)	(2,242,325)
Sales of preferred stock	315,000	315	—	787,185	—	—	—	—	—	—	787,500
Beneficial conversion of preferred	—	—	(618,700)	618,700	—	—	—	—	—	—	—
Preferred discount amortization	—	—	552,100	—	—	—	—	—	—	(552,100)	—
Stock issued from prior period sales	—	—	—	—	—	40	(40)	—	—	—	—
Conversion of preferred to common	(102,000)	(102)	—	—	—	—	1,020	(918)	—	—	—
Sales of common stock	—	—	—	—	100,000	100	200	29,700	—	—	30,000
Common stock issued for services	—	—	—	—	2,195,000	2,195	—	1,071,755	(1,073,950)	—	—
Options issued for services	—	—	—	—	—	—	—	426,164	(426,164)	—	—
Services paid for on behalf of company	—	—	—	—	—	—	—	99,099	(99,099)	—	—
Amortization of stock issued for services	—	—	—	—	—	—	—	—	1,074,229	—	1,074,229
Common stock warrants exercised	—	—	—	—	99,000	99	2	50,399	—	—	50,500
Balance, December 31, 2002	315,000	$315	$(233,294)	$1,852,183	21,453,528	$21,454	$1,222	$3,386,624	$(524,984)	$(5,065,782)	$(562,262)

The accompanying notes are an integral part of these financial statements.

SLS INTERNATIONAL, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT) (Continued)

	Preferred Stock, Series A		Discount on Preferred	Contributed Capital	Common Stock		Amount Unissued	Contributed Capital	Issued for Services	Retained Deficit	Total
	Shares	Amount			Shares	Amount

Balance, December 31, 2002	315,000	$315	$(233,294)	$1,852,183	21,453,528	$21,454	$1,222	$3,386,624	$(524,984)	$(5,065,782)	$(562,262)
Net loss for the year	—	—	—	—	—	—	—	—	—	(3,979,341)	(3,979,341)
Sales of preferred stock	1,468,300	1,468	3,669,282	—	—	—	—	—	—	—	3,670,750
Beneficial conversion of preferred	—	—	(3,451,720)	3,451,720	—	—	—	—	—	—	—
Preferred discount amortization	—	—	1,798,438	—	—	—	—	—	—	(1,798,438)	—
Stock issued from prior period sales	—	—	—	—	1,220,000	1,220	(1,220)	—	—	—	—
Conversion of preferred to common	(238,000)	(238)	—	(1,561,760)	2,380,000	2,380	—	1,559,618	—	—	—
Common stock issued for services	—	—	—	—	720,452	720	—	912,316	(913,036)	—	—
Options issued to employees & directors	—	—	—	—	—	—	—	23,134	—	—	23,134
Options issued for services	—	—	—	—	—	—	—	1,142,432	—	—	1,142,432
Options exercised for common stock	—	—	—	—	79,000	79	181	64,740	—	—	65,000
Amortization of stock issued for services	—	—	—	—	—	—	—	—	656,816	—	656,816
Conversion of “A” warrants for services	—	—	—	—	394,600	395	—	199,605	—	—	200,000
Common stock warrants exercised	—	—	—	—	1,982,600	1,983	—	1,030,817	—	—	1,032,800
Other	—	—	—	160	—	—	—	—	—	—	160
Balance, December 31, 2003	1,545,300	$1,545	$(1,886,576)	$7,411,585	28,230,180	$28,231	$183	$8,319,286	$(781,204)	$(10,843,561)	$2,249,489

The accompanying notes are an integral part of these financial statements.

SLS INTERNATIONAL, INC.

STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2002

Operating activities:
Net loss	$(3,979,341)	$(2,242,325)	$(1,040,174)
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	24,755	15,018	15,838
Amortization of cost of stock issued for services	856,816	1,074,229	—
Expense of stock options granted for services	1,165,566	—	—
Gain on sale of fixed assets	—	(5,900)	—
Change in assets and liabilities-
Accounts receivable, less allowance for doubtful accounts	(112,641)	(95,839)	(53,237)
Inventory	(328,724)	(10,575)	17,564
Prepaid expenses and other current assets	86	(4,855)	80,329
Accounts payable	(60,162)	220,616	(111,279)
Due to shareholders	(23,193)	(8,693)	4,639
Deferred revenue	—	—	(70,270)
Accrued liabilities	(144,759)	103,868	33,981

Cash used in operating activities	(2,601,597)	(954,456)	(1,122,609)

Investing activities:
Proceeds from sale of fixed assets	—	5,900	—
Additions of fixed assets	(318,724)	(4,353)	(14,324)

Cash provided by (used in) investing activities	(318,724)	1,547	(14,324)

Financing activities:
Sale of stock, net of expenses	4,768,550	868,000	1,568,685
Borrowing of notes payable	21,461	55,000	135,000
Repayments of notes payable	(391,144)	(14,241)	(536,020)

Cash provided by financing activities	4,398,867	908,759	1,167,665

Increase (decrease) in cash	1,478,546	(44,150)	30,732
Cash, beginning of period	4,240	48,390	17,658

Cash, end of period	$1,482,786	$4,240	$48,390

Supplemental cash flow information:
Interest paid	$43,345	$6,766	$14,574
Income taxes paid (refunded)	—	—	—

Noncash investing activities:
Stock issued and options granted for services	$2,278,602	$1,599,213	$—
Conversion of notes payable	—	50,000	—

The accompanying notes are an integral part of these financial statements.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS:

Prior to June 1999, the Company’s one business segment was designing, selling and installing sound and lighting systems in churches, schools, theatres, and clubs and developing a proprietary loudspeaker line called SLS Loudspeakers.

In June 1999, the Company ceased marketing, selling, and installing sound and lighting systems directly and began focusing all efforts towards being a loudspeaker manufacturer only and selling to dealers and contractors.

INVENTORIES:

Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventory consists of finished goods, raw materials and parts. Included in inventory is $39,543 of finished goods consigned to sales representatives and dealers.

FIXED ASSETS:

Fixed assets are recorded at cost and depreciated over their estimated useful lives. Depreciation is provided on a straight-line basis. The lives used for items within each property classification range from 5 to 10 years.

Maintenance and repairs are charged to expense as incurred.

Depreciation expense was $24,755, $15,018, and $15,838 in the years ended December 31, 2003, 2002, and 2001.

CONCENTRATION OF CREDIT RISK:

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents and trade receivables. The Company’s cash equivalents are in major banks and financial institutions. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and their dispersion across geographic areas, however most are in the same industry; therefore, customers may be similarly affected by changes in economic and other conditions within the industry. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. As of December 31, 2003, approximately 26% of the Company’s net accounts receivable balance was due from three customers.

RESEARCH AND DEVELOPMENT:

Research and development costs relating to both present and future products are expensed when incurred and included in operating expenses. Research and development costs were $31,435, $22,095 and $17,569 for the years ended December 31, 2003, 2002 and 2001.

ADVERTISING AND PROMOTIONAL EXPENSES:

Advertising and promotional expenses are charged to operations in the period incurred. Advertising and promotion expenses were $150,713, $42,209, and $88,804 for the years ended December 31, 2003, 2002, and 2001.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. Actual results could differ from those estimates, but management does not believe such differences will materially affect the Company’s financial position, results of operations, or cash flows.

REVENUE RECOGNITION:

Revenue is recognized when the products are shipped to customers. Installation revenues are recognized when the projects (all less than one month) are completed.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred revenues represent deposits made to the Company by its customers according to designated credit terms. The revenues associated with these deposits will be recognized when shipments are made.

ACCOUNTS RECEIVABLE:

Accounts receivable are carried on a gross basis, with no discounting, less the allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue, which generates the accounts receivable, is recognized. Management estimates the allowance for doubtful accounts based on existing economic conditions, the financial conditions of the customers, and the amount and the age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.

CASH EQUIVALENTS:

The Company’s cash equivalents consist principally of any financial instruments with maturities of generally three months or less and cash investments. The investment policy limits the amount of credit exposure to any one financial institution. The carrying values of these assets approximate their fair market values.

LONG-LIVED ASSETS:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company determined that as of December 31, 2003, there had been no impairment in the carrying value of long-lived assets.

GOODWILL AND OTHER INTANGIBLE ASSETS:

Goodwill and indefinite life intangible assets are recorded at fair value and not amortized, but are reviewed for impairment at least annually or more frequently if impairment indicators arise, as required by SFAS No. 142. As of December 31, 2003 the Company had no goodwill or other intangible assets.

FINANCIAL INSTRUMENTS:

The carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these instruments. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. Based upon borrowing rates currently available to the Company with similar terms, the carrying value of notes payable and long-term debt approximates fair value.

NET LOSS PER SHARE:

The Company computes loss per share in accordance with SFAS No. 128, Earnings Per Share. This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted loss per share computation.

The Company’s potentially issuable shares of common stock pursuant to outstanding stock options and convertible preferred stock are excluded from the Company’s diluted computation, as their effect would be anti-dilutive.

RECENTLY ISSUED ACCOUNTING STANDARDS:

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (the Interpretation). The Interpretation requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

generally consolidated by an enterprise that has a controlling financial interest through ownership of a majority voting interest in the entity. The Interpretation was originally immediately effective for variable interest entities created after January 31, 2003, and effective in the fourth quarter of the Company’s fiscal 2003 for those created prior to February 1, 2003. However, in October 2003, the FASB deferred the effective date for those variable interest entities created prior to February 1, 2003, until the Company’s first quarter of fiscal 2004. The Company has substantially completed the process of evaluating the Interpretation and believes its adoption will not have a material impact on its financial position or results of operations.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). SFAS No. 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The standard is effective for contracts entered onto or modified after June 30, 2003, and for hedging relationships designed after June 30, 2003. The Company’s adoption of SFAS No. 149 did not have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150). SFAS No. 150 establishes how an issuer classifies and measures certain freestanding financial instruments with characteristics of liabilities and equity and requires that such instruments be classified as liabilities. The standard is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective in the fourth quarter of the Company’s fiscal 2003. The Company’s adoption of SFAS No. 150 did not have material impact on its financial position or results of operation.

STOCK-BASED COMPENSATION:

The Company accounts for its stock and options issued for services by non-employees based on the market value of the stock at the date of the agreement and the market value of the options as determined by the Black-Scholes pricing model. The cost is amortized to expense over the life of the agreement to provide services. The Company accounts for its stock option plan in accordance with the provisions of SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations and provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. During 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, effective as of the beginning of the year. There have been no previous granting of options to employees and therefore this adoption has no effect on previous financial statements. See Note 12 for details of employee stock options issued during the year ended December 31, 2003.

INCOME TAXES:

Amounts provided for income tax expense are based on income reported for financial statement purpose and do not necessarily represent amounts currently payable under tax laws. Deferred taxes, which arise principally from temporary differences between the period in which certain income and expense items are recognized for financial reporting purposes and the period in which they affect taxable income, are included in the amounts provided for income taxes. Under this method, the computation of deferred tax assets and liabilities give recognition to the enacted tax rates in effect in the year the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that the Company expects to realize.

RECLASSIFICATIONS

Certain amounts in the financial statements for the prior period have been reclassified to conform to the current period’s presentation.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the years ended December 31, 2003, 2002 and 2001, the Company incurred losses from operations of $3,979,341, $2,242,325, and $1,040,174 respectively. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. It is management’s plan to finance its operations for the foreseeable future primarily with proceeds from capital contributed by shareholders and to explore other financing options in the investment community. At December 31, 2003, no formal agreements had been entered into although management is negotiating licensing agreements with entities that have their own distributors that, if consummated, would generate operating revenues from the commercial sale of its loudspeakers directly to consumers. However, there can be no assurance that these sources will provide sufficient cash inflows to enable the Company to achieve its operational objectives.

NOTE 3 - LONG TERM DEBT AND NOTES PAYABLE

Long term debt and notes payable consists of the following at December 31, 2003 and 2002:

	December 31,
	2003	2002

Note payable to individual, interest rate of 10% uncollateralized, principal payable on demand. Interest paid monthly	$—	$50,000

Note payable to Individual, interest rate of 7% uncollateralized, principal payable on demand. Interest paid monthly	—	5,000

Notes payable to individuals, interest rate of 7% uncollateralized, principal past due. Interest accrued	25,000	357,633

Equipment note, payments in monthly installments of $407 beginning Oct. 2003, ending Sept. 2008. Interest at 5.16%	19,877	—

Vehicle note, payments in monthly installments of $518 beginning June 1999, ending April 2003. Interest at 8.75%	—	2,087

	44,877	414,720
Less current portion	28,946	414,720

Long-term portion	$15,931	$—

The aggregate principal amounts due in the future are as follows: $28,946 in 2004, $4,154 in 2005, $4,374 in 2006, $4,605 in 2007, and $2,798 in 2008.

Interest expense accrued on long-term debt was $5,763 and $65,366 in the years ended December 31, 2003 and 2002.

NOTE 4 - COMMITMENTS

Rent expense for operating leases was approximately $62,150, $56,400 and $33,425 for the years ended December 31, 2003, 2002 and 2001. The current lease expires on August 31, 2004. Future minimum lease commitments under non-cancelable leases are as follows: $53,200 for 2004.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 5 - INCOME TAXES

The Company does not have an income tax provision in 2003, 2002 and 2001. The Company has loss carryforwards of approximately $5,485,000 expiring from 2011 to 2017.

Deferred tax is comprised of the following:

Non-current asset:	2003	2002	2001

Net operating loss	$1,864,900	$1,123,700	$763,800
Valuation allowance	(1,864,900)	(1,123,700)	(763,800)
Total deferred tax, net	—	—	—

A percent reconciliation of the provision for income taxes to the statutory federal rate is as follows:

	2003	2002	2001

Statutory federal income tax rate	(34.0)%	(34.0)%	(34.0)%
Non deductible expense	15.3%	17.0%	2.0%
Change in valuation allowance	18.7%	17.0%	32.0%
Effective tax rate	0.0%	0.0%	0.0%

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company rents equipment owned by a shareholder for a rental fee. In 2003, 2002 and 2001, the Company collected $0, $1,740 and $5,154 in rent for the shareholder. Company revenue from the rental totaled approximately $0, $174 and $515 for the years ended December 31, 2003, 2002 and 2001.

On January 18, 2002, the Company borrowed $5,000 from a friend of the president of the Company. The Note is a demand Note and bears interest at 7%. Monthly interest payments totaling $175 and $322 were paid in the years ended December 31, 2003 and 2002. The Note was repaid in full on June 17, 2003. The Note balance on December 31, 2003 was $0.

On November 13, 2002, the Company borrowed $50,000 from a friend of the president of the Company. The Note is a demand Note and bears interest at 10%. Monthly interest payments totaling $2,500 and $444 were paid in the years ended December 31, 2003 and 2002. The Note was repaid in full on July 18, 2003. The Note balance on December 31, 2003 was $0.

On November 20, 2002 the Company sold a truck to an officer and shareholder for $5,900. The truck’s cost was $16,351 and had been fully depreciated. The transaction is reflected in the December 31, 2002 financial statements as a gain from sale of assets of $5,900.

There was an amount due from a shareholder of $511 as of December 21, 2003. There was an amount due to a shareholder of $23,193 and $31,886 as of December 31, 2002 and 2001. Amounts owed by or to shareholders to the Company are charged or credited interest.

NOTE 7 - MAJOR CUSTOMERS AND SUPPLIERS

In 2003, the Company received approximately 32% of its revenue from five customers with the largest customer accounting for 16% of total revenue. The Company purchased approximately 87% of the cost of sales from five vendors with the largest two vendors accounting for 55% of total cost of sales.

In 2002, the company received approximately 29% of its revenue from four customers. The company purchased approximately 21% of the cost of sales from three vendors.

In 2001, the company received approximately 40% of its revenue from four customers. The company purchased approximately 25% of the cost of sales from three vendors.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY

Year ended December 31, 2001:

In May 2001, the Company sold 4,000,000 shares of common stock for $1,000,000 in a public offering. There were charges of $80,315 relating to the offering. These expenses have offset contributed capital. Included with the purchase of the shares was a Class A warrant and a Class B warrant. The Class A warrants expiration date has been extended to August 5, 2004 and are exercisable at a price of $0.50 per share. The Class B warrants have a term of 2 years and can be exercisable at a price of $3.00 per share. The B warrants expiration date has been extended to August 5, 2004. The warrants are detachable from the common stock but are not separable from each other until the Class A warrant is exercised.

In May through December, 2001, 788,000 Class A warrants were exercised for 788,000 shares of common stock for a total of $394,000. 3,212,000 Class A warrants are outstanding as of December 31, 2001. No Class B warrants have been exercised as of December 31, 2001.

In fiscal 2001, the Company sold 102,000 shares of preferred stock, series A, for $255,000. At December 31, 2002, the preferred stock certificates had not been issued and are therefore stated in these financial statements as preferred stock not issued but owed to buyers. The shares were issued in the year ended December 31, 2003 and are therefore not shown as being owed at year end. This preferred stock contained a beneficial conversion feature. The feature allows the holder to convert the preferred to 10 shares of common stock one year after buying the shares. A discount on preferred shares of $191,400 relating to the beneficial conversion feature was recorded which is amortized over a one year period beginning with the date the shareholders purchased their shares. As of December 31, 2001, $24,706 has been amortized to retained earnings. At December 31, 2001, the unamortized discount on preferred shares was $166,694.

Year ended December 31, 2002:

In 2002, 101,000 Class A warrants were exercised for 101,000 shares of common stock for a total of $50,500. As of December 31, 2002 and 2003, 2,000 shares had not been issued and are thereby shown in these financial statements as stock not issued but owed to buyers. 3,111,000 Class A warrants are outstanding as of December 31, 2002. No Class B warrants have been exercised as of December 31, 2002.

In fiscal 2002, the Company sold 315,000 shares of preferred stock, series A, for $787,500. As of December 31, 2002, the preferred stock certificates had not been issued and are therefore stated in these financial statements as preferred stock not issued but owed to buyers. The shares were issued in the year ending December 31, 2003 and are therefore not shown as being owed at year end. This preferred stock contained a beneficial conversion feature. The feature allows the holder to convert the preferred to 10 shares of common stock one year after buying the shares. A discount on preferred shares of $618,700 relating to the beneficial conversion feature was recorded which is amortized over a one year period beginning with the date the shareholders purchased their shares. As of December 31, 2002 and 2001, $552,100 and $24,706 has been amortized to retained earnings. At December 31, 2002, the unamortized discount on preferred shares was $233,294.

In the fourth quarter of 2002, 102,000 shares of preferred stock, series A, were converted to 1,020,000 shares of common stock. As of December 31, 2002, the shares had not been issued and are therefore reflected in these financial statements as common stock not issued but owed to buyers. The shares were subsequently issued in February of 2003.

In January of 2002, an agreement was signed with Office Radio Network for consulting services to be performed from January 5, 2002 to January 5, 2003. As compensation for consulting services, the Company gave Office Radio Network $15,000 and issued 150,000 shares of common stock. The shares of common stock were issued on November 19, 2002. Using the market value on the date the agreement was signed, the shares were valued at $111,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The expense is amortized over the one year period of the

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY (Continued)

agreement. Consulting expense relating to this agreement was $109,612 for the year ended December 31, 2002. On December 31, 2002, there was $1,388 remaining in unamortized cost of stock issued for services on the balance sheet. Consulting expense relating to this agreement was $1,388 for the year ended December 31, 2003. On December 31, 2003 there was no remaining amount in unamortized cost of stock issued for services for this agreement.

In January of 2002, three agreements were signed for consulting services to be performed. The agreements paid 300,000 shares to the consultants in exchange for $3,000, an executed Note receivable for $27,000, and services to be rendered. 100,000 of the common shares were issued on November 19, 2002. The remaining 200,000 shares have not been issued as of December 31, 2002 and are therefore reflected in the financial statements as common stock not issued but owed to buyers. The remained 200,000 shares were issued during the year ended December 31, 2003. Using the market value on the date the agreements were signed, the shares were valued at $237,000. Value of the shares over consideration given is $207,000 and is recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. A valuation allowance of $27,000 has been used to offset the resulting Note receivable from the transaction and therefore $0 is reflected in the asset section of the balance sheet for the Note receivables. The expense is amortized over a one year period. Consulting expense relating to these agreements was $198,210 for the year ended December 31, 2002. On December 31, 2002 there was $8,790 remaining in unamortized cost of stock issued for services on the balance sheet. Consulting expense relating to these agreements was $8,790 for the year ended December 31, 2003. On December 31, 2003 there was no remaining amount in unamortized cost of stock issued for services for this agreement.

In April of 2002, an agreement was signed with The Equitable Group, LLC for consulting services to be performed from March 26, 2002 to September 26, 2002. As compensation for consulting services, the Company agreed to issue 600,000 shares of common stock, of which 100,000 were nonrefundable, to the consultant. The Company issued 100,000 shares on April 9, 2002. Using the market value on the date the agreement was signed, the shares were valued at $51,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock given for services. On May 2, 2002, the Company terminated the agreement. Upon termination of the agreement all unamortized costs were amortized as consulting expense. Consulting expense relating to this agreement was $51,000 for the year ended December 31, 2002. On December 31, 2002 there was $0 remaining in unamortized cost of stock issued for services on the balance sheet.

In April of 2002, an agreement was signed with Muir, Crane, & Co. for consulting services to be performed April 2, 2002 to April 2, 2003. As compensation for consulting services the Company agreed to pay a retainer of $4,000 per month and issue 200,000 shares of common stock. 100,000 shares were issued on April 9, 2002 and 100,000 shares were issued on July 18, 2002. Using the market value on the date the agreement was signed, the shares were valued at $95,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. At December 31, 2002, the consulting agreement had been terminated and all costs were amortized. Consulting expense relating to this agreement was $95,000 for the year ended December 31, 2002. On December 31, 2002 there was $0 remaining in unamortized cost of stock issued for services. Due to the cancellation of the agreement, the Company entered litigation and in February of 2004 paid $35,000 to settle the case (See Note 12).

In April of 2002, an agreement was signed with Sam Hamra for consulting services to be performed April 18, 2002 to April 18, 2003. As compensation for consulting services the Company agreed to issue 70,000 shares of common stock. 70,000 shares of common stock were issued on April 18, 2002. Using the market value on the date the agreement was signed, the shares were valued at $39,200 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. As compensation, Mr. Hamra was also issued options to purchase 100,000 shares of preferred stock at a strike price of $2.50 per share. This preferred stock was convertible into 1,000,000 shares of common stock after a period of one year. The options expire when the preferred stock offering closes. The closing date was July 31, 2003. Using the Black-Scholes pricing model, the options were valued at $311,222 and recorded as a debit in the equity section of

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY (Continued)

the balance sheet as unamortized cost of stock issued for services. At December 31, 2002, the consulting agreement had been terminated and all costs were amortized. Consulting expense relating to this agreement was $350,517 for the year ended December 31, 2002. On December 31, 2002 there was $0 remaining in unamortized cost of stock issued for services.

In June of 2002, an agreement was signed with Liquid Solutions Corp. for consulting services to be performed June 10, 2002 to September 10, 2002. As compensation for consulting services the Company agreed to issue 500,000 shares of common stock. 500,000 shares of common stock were issued on June 19, 2002. Using the market value on the date the agreement was signed, the shares were valued at $155,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The expense is amortized over the three months of the agreement. Consulting expense relating to this agreement was $155,000 for the year ended December 31, 2002. On December 31, 2002 there was $0 remaining in unamortized cost of stock issued for services.

In August of 2002, an agreement was signed with Atlantic Services, Ltd., a foreign corporation based in Costa Rica, for consulting services to be performed August 15, 2002 to August 15, 2003. As compensation for consulting services the Company agreed to issue 125,000 shares of common stock. 125,000 shares of common stock were issued on August 15, 2002. Using the market value on the date the agreement was signed, the shares were valued at $43,750 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The expense is amortized over the one year period of the agreement. Consulting expense relating to this agreement was $16,625 for the year ended December 31, 2002. On December 31, 2002 there was $27,125 remaining in unamortized cost of stock issued for services. Consulting expense relating to this agreement was $27,125 for the year ended December 31, 2003. On December 31, 2003, there was no remaining amount in unamortized cost of stock issued for services for this agreement.

In September of 2002, an agreement was signed with Art Malone, Jr. for consulting services to be performed September 10, 2002 to March 10, 2003. As compensation for consulting services the Company agreed to issue 250,000 shares of common stock upon signing of the agreement and another 250,000 shares upon the consummation or signing of a celebrity brought directly or indirectly by Mr. Malone as an endorser. 250,000 shares of common stock were issued on September 17, 2002. As of December 31, 2002 and 2003 no other shares have been issued in regards to this agreement. Using the market value on the date the agreement was signed, the shares were valued at $60,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The expense is amortized over the six month period of the agreement. Consulting expense relating to this agreement was $37,200 for the year ended December 31, 2002. On December 31, 2002 there was $22,800 remaining in unamortized cost of stock issued for services. Consulting expense relating to this agreement was $22,800 for the year ended December 31, 2003. On December 31, 2003 there was no remaining balance in unamortized cost of stock issued for services for this agreement.

In October of 2002, an agreement was signed with Patrick Armstrong of Titan Entertainment Group for consulting services to be performed November 5, 2002 to November 5, 2003. As compensation for consulting services the Company agreed to issue 100,000 shares of common stock and 250,000 options for 250,000 shares of common stock. The options have a strike price of $.30 and expire ten years from date of issuance. 100,000 shares of common stock were issued on November 5, 2002. Using the market value on the date the agreement was signed, the shares were valued at $39,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. Using the Black-Scholes pricing model, the options were valued at $57,471 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. All costs will be amortized over the one year period of the agreement. Consulting expense relating to this agreement was $17,010 for the year ended December 31, 2002. On December 31, 2002 there was $79,461 remaining in unamortized cost of stock issued for services.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY (Continued)

Consulting expense relating to this agreement was $79,461 for the year ended December 31, 2003. On December 31, 2003 there were no remaining amounts in unamortized cost of stock issued for services for this agreement.

In October of 2002, an agreement was signed with Larry Stessel of Titan Entertainment Group for consulting services to be performed November 5, 2002 to November 5, 2003. As compensation for consulting services the Company agreed to issue 100,000 shares of common stock and 250,000 options for 250,000 shares of common stock. The options have a strike price of $.30 and expire ten years from date of issuance. 100,000 shares of common stock were issued on November 5, 2002. Using the market value on the date the agreement was signed, the shares were valued at $39,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. Using the Black-Scholes pricing model, the options were valued at $57,471 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. All costs will be amortized over the one year period of the agreement. Consulting expense relating to this agreement was $17,010 for the year ended December 31, 2002. On December 31, 2002 there was $79,461 remaining in unamortized cost of stock issued for services. Consulting expense relating to this agreement was $79,461 for the year ended December 31, 2003. On December 31, 2003 there was no remaining amount in unamortized cost of stock issued for services for this agreement.

In December of 2002, an agreement was signed with Atlantic Services, Ltd., a foreign corporation based in Costa Rica, for consulting services to be performed December 2, 2002 to June 2, 2003. As compensation for consulting services the Company agreed to issue 300,000 shares of common stock and the president of the Company agreed to issue 300,000 options to purchase 300,000 shares of common stock owned by him personally. The options have a strike price of $.05 and expire 30 days after the current lock-up period ends on the president’s shares. 300,000 shares of common stock were issued on December 9, 2002. Using the market value on the date the agreement was signed, the shares were valued at $114,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. Using the Black-Scholes pricing model, the options were valued at $99,099 and recorded as a credit to additional paid in capital - common stock and a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The cost is amortized over the six month period of the agreement. Consulting expense relating to this agreement was $21,807 for the year ended December 31, 2002. On December 31, 2002 there was $191,292 remaining in unamortized cost of stock issued for services. Consulting expense relating to this agreement was $191,292 for the year ended December 31, 2003. On December 31, 2003 there was no remaining amount in unamortized stock issued for services for this agreement.

In December 2002, an agreement was signed with Worldwide Financial Marketing, Inc. for consulting services to be performed December 15, 2002 to December 15, 2003. As compensation for consulting services the Company agreed to issue 300,000 shares of common stock. 300,000 shares of common stock were issued on December 13, 2002. Using the market value of the date the agreement was signed, the shares were valued at $120,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The cost is amortized over the one year period of the agreement. Consulting expense relating to this agreement was $5,333 for the year ended December 31, 2002. On December 31, 2002 there was $114,667 remaining in unamortized cost of stock issued for services. Consulting expense relating to this agreement was $114,667 for the year ended December 31, 2003. On December 31, 2003 there was no remaining amount in unamortized stock issued for services for this agreement.

Year ended December 31, 2003:

In 2003, 1,966,000 Class A warrants were exercised for 1,966,000 shares of common stock for a total of $983,000. Also in 2003, 394,600 Class A warrants were exercised for 394,600 shares of common stock for services rendered (See Note 10). As of December 31, 2003, 2,000 shares had not been issued and are thereby shown in these financial statements as stock not issued but owed to buyers. 750,400 Class A warrants are outstanding as of December 31, 2003. The expiration date of the Class A warrants has been extended to August 5, 2004.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY (Continued)

In 2003, 16,600 Class B warrants were exercised for 16,600 shares of common stock for a total of $49,800. 3,983,400 Class B warrants are outstanding as of December 31, 2003. The expiration date of the Class B warrants has been extended to August 5, 2004.

In 2003, 260,000 options were exercised for 260,000 shares of common stock for a total of $65,000. As of December 31, 2003, 181,000 shares had not been issued and are thereby shown in these financial statements as stock not issued but owed to buyers.

In fiscal 2003, the Company sold 1,468,300 shares of preferred stock, series A, for $3,670,750. The preferred stock offering closed on July 31, 2003. This preferred stock contained a beneficial conversion feature. The feature allows the holder to convert the preferred to 10 shares of common stock one year after buying the shares. A discount on preferred shares of $3,451,720 relating to the beneficial conversion feature was recorded which will be amortized over a one year period beginning with the date the shareholders purchased their shares. As of December 31, 2003, 2002 and 2001, $1,798,438, $552,100 and $24,706 has been amortized to retained earnings. At December 31, 2003, the unamortized discount on preferred shares was $1,866,576.

During 2003, 238,000 shares of preferred stock, series A, were converted to 2,380,000 shares of common stock.

In February 2003, an agreement was signed with Tom Puccio for consulting services to be performed February 15, 2003 to August 25, 2003. As compensation for consulting services the Company agreed to issue 300,000 shares of common stock. 300,000 shares of common stock were issued on February 25, 2003. Using the market value of the date the agreement was signed, the shares were valued at $93,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The cost is amortized over the six month period of the agreement. Consulting expense relating to this agreement was $93,000 for the year ended December 31, 2003. On December 31, 2003 there was no remaining amount in unamortized stock issued for services for this agreement.

In July 2003, the Company entered into an endorsement agreement with the recording artist Sting through Steerpike Ltd. The agreement grants 1,100,000 options in exchange for future endorsements of SLS products. Each option is convertible into one share of common stock at a strike price of $0.25 and is exercisable for a period of five years. Expense associated with the options will be recorded over the two year period of the agreement beginning July 31, 2003 and ending July 31, 2005. Expense will be recorded at fair market value, using the Black-Scholes pricing model, on an accelerated method, thereby recording a larger portion of the costs in the earlier months of the two year period. Consulting expense relating to this agreement was $1,142,432 for the year ended December 31, 2003. Expenses to be recorded in the periods ended December 31, 2004 and 2005 are unknown at this time because they are partly based on the market price over those periods. As of December 31, 2003 approximately 620,000 of the 1,100,000 options have been earned and expensed.

In October 2003, an agreement was signed with Zane Sellis for consulting services to be performed October 28, 2003 to October 28, 2005. As compensation for consulting services the Company agreed to issue 3,226 shares of common stock. 3,226 shares of common stock were issued on December 1, 2003. Using the market value of the date the agreement was signed, the shares were valued at $5,162 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The cost is amortized over the two year period of the agreement. Consulting expense relating to this agreement was $453 for the year ended December 31, 2003. On December 31, 2003 there was $4,709 remaining in unamortized stock issued for services for this agreement.

In November 2003, an agreement was signed with George Iordanou for consulting services to be performed November 6, 2003 to November 6, 2005. As compensation for consulting services the Company agreed to issue 3,226 shares of common stock. 3,226 shares of common stock were issued on December 1, 2003. Using

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY (Continued)

the market value of the date the agreement was signed, the shares were valued at $4,774 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The cost is amortized over the two year period of the agreement. Consulting expense relating to this agreement was $360 for the year ended December 31, 2003. On December 31, 2003 there was $4,415 remaining in unamortized stock issued for services for this agreement.

In November 2003, an agreement was signed with William Fischbach for consulting services to be performed November 10, 2003 to November 10, 2006. As compensation for consulting services the Company agreed to issue 400,000 shares of common stock. 400,000 shares of common stock were issued on November 11, 2003. Using the market value of the date the agreement was signed, the shares were valued at $780,000 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The cost is amortized over the three year period of the agreement. Consulting expense relating to this agreement was $36,329 for the year ended December 31, 2003. On December 31, 2003 there was $743,671 remaining in unamortized stock issued for services for this agreement. The agreement also calls for the issuance of options, not to exceed an aggregate of 800,000, to Mr. Fischbach on January 1 or each year based on the previous year’s performance levels. No options were issued on January 1, 2004 under this agreement. The agreement also calls for additional compensation to Mr. Fischbach in the form of a cash fee of 2% of the dollar amount of value provided in a merger, acquisition, or other transaction resulting directly from Mr. Fischbach’s services. As of December 31, 2003, no cash fee has been paid.

In November 2003, an agreement was signed with Edward Decker for consulting services to be performed November 20, 2003 to November 20, 2005. As compensation for consulting services the Company agreed to issue 7,000 shares of common stock. 7,000 shares of common stock were issued on December 1, 2003. Using the market value of the date the agreement was signed, the shares were valued at $15,050 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The cost is amortized over the two year period of the agreement. Consulting expense relating to this agreement was $845 for the year ended December 31, 2003. On December 31, 2003 there was $14,205 remaining in unamortized stock issued for services for this agreement.

In November 2003, an agreement was signed with Christoper Obssuth for consulting services to be performed November 20, 2003 to November 20, 2005. As compensation for consulting services the Company agreed to issue 7,000 shares of common stock. 7,000 shares of common stock were issued on December 1, 2003. Using the market value of the date the agreement was signed, the shares were valued at $15,050 and recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The cost is amortized over the two year period of the agreement. Consulting expense relating to this agreement was $845 for the year ended December 31, 2003. On December 31, 2003 there was $14,205 remaining in unamortized stock issued for services for this agreement.

NOTE 9 - UNAMORTIZED COST OF STOCK ISSUED FOR SERVICES

As detailed in Note 8, during the years ended December 31, 2003 and 2002, the Company issued or agreed to issue 3,215,452 shares of common stock, granted 500,000 options for common stock, and 100,000 options for preferred stock as part of consulting agreements. The value of stock issued and options granted totaled $913,036 and $1,599,213 for the years ended December 31, 2003 and 2002. This cost is recorded as a debit in the equity section of the balance sheet as unamortized cost of stock issued for services. The balance is amortized into consulting expense over the lives of the various consulting agreements. For the year ended December 31, 2003 and 2002, $656,816 and $1,074,229 were amortized into consulting expense. Unamortized cost of stock issued for services was $524,984 as of December 31, 2002 and $781,204 as of December 31, 2003. There was no stock issued for services in the year ended December 31, 2001.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - CONSULTING AND INVESTOR RELATIONS SERVICES

Consulting and investor relation services expense was $3,104,153, $1,303,770, and $52,799 for the years ended December 31, 2003, 2002, and 2001. Consulting and investor relation expenses incurred in 2003, 2002, and 2001 are detailed below.

Consulting expenses relating to stock issued for consulting agreements was $656,816, $1,074,229, and $0 (See Note 9) in the years ended December 31, 2003, 2002, and 2001 and relating to options issued for services was $1,142,432, $0, and $0 (See Note 8) for the years ended December 31, 2003, 2002, and 2001.

Ronald Gee contracted with SLS for promotional services and was paid $335,000 to disseminate information pursuant to the Company’s obligation under the Exchange Act. All services were rendered in the third and fourth quarter of the year ended December 31, 2003.

Atlantic Services Ltda, DBA Atlantic Services and Phantasma Holding Corp/Red Sea Mgt. Located in Costa Rica contracted with SLS and was paid $100,000 to provide SLS consultation and to identify and introduce companies/individuals that may be potential agents, partners, distributors, spokespeople and/or investors. All services were rendered in the third quarter of the year ended December 31, 2003.

Berkshire International LLC DBA Phantasma Holding Corp/Berkshire located in Costa Rica contracted with SLS to provide the services of business development to identify and introduce companies that may be potential partners, support in the implementation of a marketing program and to promote the image of the Company and was paid $150,000. The term of the agreement was from August 11 to November 11, 2003.

Fitzgerald Galloway contracted with SLS to identify private or public companies for merger and/or acquisition with or by SLS for a period from July 23, 2003 to August 23, 2003 and was paid a fee of $20,000.

Wall Street Investor Relations Corp contracted with SLS for public relations, investor relations and capital raising for a period completed by September 30, 2003 and received a fee of $8,000.

G. Ghecko Enterprises DBA Red Sea Management, located in Costa Rica, contracted with SLS and was paid $50,000 to provide SLS consultation and the service of business development to identify and introduce companies that may be potential partners. The contract was later voided and a refund of $50,000 was received in January 2004.

Art Malone, Jr. provided services for the purpose of securing the appropriate mechanisms to market SLS’s products for a fee of $15,000. The services were from September 1, 2003 to December 31, 2003.

Bill Fischbach provided services for the purpose of public relations, retail distribution contacts, and business development to the Company for a fee of $78,870. The services were rendered in the third quarter of 2003.

Various individuals and corporations performed consulting services and investor relation services for the Company during the year ended December 31, 2003, 2002, and 2001 and were paid $498,035, $229,541, and $52,799.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 - STOCK OPTION PLAN

On July 1, 2000, the Board of Directors approved a stock option plan. The plan covers all eligible employees and is an incentive stock option plan. The number of shares that can be issued under the plan total 2,000,000. There were no options issued in 2001. In 2002, the Company granted 500,000 options for common stock as part of consulting agreements detailed in Note 8. In 2003, the Company issued 1,100,000 options for common stock as part of consulting agreements detailed in Note 8. The Company accounts for these grants under Accounting Principles Board Opinion No. 25 under which expense has been recognized for services. There were no options granted in the year ended December 31, 2001. The following table summarizes the options granted:

	2002	2003

Dividend Yield	0%	0%
Weighted Average Expected Stock Volatility	29%	146.60%
Weighted Average Risk Free Interest Rate	2.70%	3.46%
Expected Option Lives	6 months to 10 years	5 years
Value of Options Granted	$426,164	$1,142,432*

*Only options earned in 2003 are valued here. Options to be earned in 2004 and 2005 have not been valued as they will be valued on the date they are earned. See Note 8.

Options	2003	Weighted Average	2002	Weighted Average

Outstanding at beginning of year	500,000	$0.30	—	—

Granted	1,100,000	0.25	500,000	$0.30

Exercised	260,000	0.25	—	—

Expired	—	—	—	—

Outstanding at end of year	1,340,000	$0.27	500,000	$0.30

The weighted average exercise price of the options is $0.27 at December 31, 2003.

NOTE 12 - EMPLOYEE STOCK OPTIONS

During the year ended December 31, 2003, the Company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, effective as of the beginning of the year. There have been no previous granting of options to employees and therefore this adoption has no effect on previous financial statements.

The board of directors approved 145,000 options for employees and directors in the year ended December 31, 2003. The options vested immediately. 10,000 options were approved for each of three board members for their roles as directors of the company. 115,000 options were approved for employees of the Company for services rendered. Using the Black-Scholes pricing model, in accordance with the fair value recognition provision of FASB Statement No. 123, the options were valued at $23,134 and recorded as compensation expense in the year ended December 31, 2003. There were no employee stock options in the years ended December 31, 2002 or 2001.

The following table summarizes the options granted:

Dividend Yield	0%
Weighted Average Expected Stock Volatility	52.5%
Weighted Average Risk Free Interest Rate	4.04%
Expected Option Lives	10 years
Value of Options Granted	$23,134

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

Options	2003	Weighted Average

Outstanding at beginning of year	—	—

Granted	145,000	$0.25

Exercised	—	—

Expired	—	—

Outstanding at end of year	145,000	$0.25

The weighted average exercise price of the options is $0.25 at December 31, 2003.

NOTE 13 - SUBSEQUENT EVENTS

In February of 2004, the Class A and Class B warrants expiration dates were both extended to August 5, 2004.

From January 1 to March 26, 2004, 175,200 Class A warrants were exercised for 175,200 shares of common stock for a total of $87,600.

From January 1 to March 26, 2004, 19,940 shares of preferred stock, series A, were converted into 199,400 shares of common stock.

In January of 2004, 181,000 shares of common stock owed to buyers at December 31, 2003 were issued.

In March of 2004, the Company commenced an offering of Series B preferred stock. 1,000,000 shares of preferred stock, series B, is being offered at $20.00 per share. Each share is convertible into ten shares of the Company’s common stock six months after purchase. Prior to conversion, the shares have no voting rights. Attached to each preferred share are ten of the Company’s class C warrants. Each Class C warrant has a term of three years and provides the right to purchase one share of the Company’s common stock at $7.00 per share. The Class C warrants are immediately exercisable and detachable from the preferred share. If the average closing market price for the Company’s common stock is equal to or greater than $10.50 for a period of 30 days, then such warrants are capable of being repurchased by the Company, with 30-day notice, at a price of $.001 per warrant.

Through March 26, 2004, 143,500 shares of the preferred stock, series B, have been sold for $2,870,000.

In February of 2004, the Company settled a lawsuit brought by an entity that had previously been a consultant to the Company. The settlement amount of $35,000 has been accrued in the financial statements for the year ended December 31, 2003.

In March of 2004, the Company settled a lawsuit brought by a former consultant to the Company. The former consultant returns 100,000 shares of common stock of the Company for cancellation in exchange for $250,000 payable in March and April of 2004. This settlement has not been accrued in the financial statements for the year ended December 31, 2003.

In February of 2004, the Company entered into an agreement with the owners of SA Sound B.V. and SA Sound USA, Inc. giving the Company an option to acquire said companies at any time prior to February 27, 2004 for a purchase price of 370,000 euros, approximately $467,000. The Company paid 50,000 euros, approximately $63,000 for this option. The option agreement entitled the Company to a refund of the option price if the due diligence performed by the Company disclosed any material adverse facts about said companies. After completion of the due diligence, the Company determined not to exercise the option to purchase and has asserted its right to a refund of the option price.

SLS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 13 - SUBSEQUENT EVENTS (Continued)

The sellers are challenging the return of the option price. None of the above items or amounts have been reflected in the financial statements as of December 31, 2003.

In March of 2004, the Company completed a merger with Evenstar, Inc. into a newly formed, wholly owned subsidiary. In exchange for said merger, the Company paid $300,000 in cash and issued 300,000 shares of common stock to the seller. Based on market value of the common stock on the date of closing and the cash given, the purchase price was approximately $1,160,000. Simultaneously with the merger, the Company hired the seller as director of its electronics division and issued the seller options to purchase 100,000 shares of common stock at market value on the day of merger closing. The seller is also entitled to annual options based on the amount of gross profits received from sales of products containing the technologies acquired from the merger. Evenstar, Inc has virtually no assets other than patents and has not shown any revenue for the past two years. The excess of the purchase price (approximately $1,160,000) over the cost of the patents (approximately $4,000, net of amortization) will be recorded as goodwill in the first quarter of 2004. Simultaneously, the Company will take a charge for impairment of goodwill of the same amount. The impairment charge will be recorded in the financial statements for the quarter ended March 31, 2004.

In March of 2004, the Company issued 300,000 shares of common stock in relation to the Evenstar, Inc. merger.

In the second quarter of 2004, the Company intends to make a rescission offer to all warrant holders who exercised warrants during the period from May 1, 2002 through the current period. During such period, the registration statement that the Company filed with the US Securities and Exchange Commission to register the common stock issuable upon exercise of the warrants may not have been “current” because it had not been amended to include the Company’s most recent audited financial statements. As a result , the former warrant holders may be entitled to rescind their purchases and the Company has decided to make the rescission offer. Once made, the rescission offer is open for 30 days. The rescission offer would require the Company to purchase warrants back at their original exercise price, $.50 for the Class A warrants and $3.00 for the Class B warrants, at each warrant holder’s option. The current market price is well above the $.50 exercise price of the Class A warrants so no adjustment to the financial statements for the year ended December 31, 2003 has been made for the rescission offer. The current market price is below the $3.00 exercise price of the Class B warrants. Only 16,600 Class B warrants have been exercised as of December 31, 2003, so any effect of the rescission offer would have an immaterial effect of these financial statements, therefore, no adjustment has been made. If all warrant holders accepted the rescission offer, the Company would be required to pay $1,246,800 plus interest, which amount would be reduced to the extent of the proceeds from any sales of the underlying common stock by the former warrant holders. Acceptance of the rescission offer by all former warrant holders could have a material adverse effect of these financial statements.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to Section 145 of the Delaware General Corporation law which provides for indemnification of directors and officers of a corporation and other specified persons, subject to the specific requirements therein contained. In general, these sections provide that persons who are officers or directors of the corporation may be indemnified by the corporation for acts performed in their capacities as such.

Further reference is made to sections 102 and 145 of the Delaware General Corporation Law which provide for elimination of directors liability in certain instances, and indemnification of directors and officers of a corporation and other specified persons, subject to the specific requirements therein contained. In general, section 102 allows an authorizing provision in the Certificate of Incorporation which would, subject to certain limitations, eliminate or limit a directors liability for monetary damages for breaches of his or her fiduciary duty. However, such an enabling provision could not limit or eliminate a directors liability for (a) breaches of the duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. There is currently such an enabling provision in the company’s Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, unless in the opinion of its counsel that the matter has been settled by controlling precedent, the company will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses (other than the underwriting discounts and commissions and the Underwriter’s Non-Accountable Expense Allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration	$1,792.65
Legal Fees and Expenses*	$20,000.00
Accounting Fees*	$3,000.00
Miscellaneous*	$5,000.00
Total.	$29,792.65

——————

* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

2004

In 2004, the Company sold 272,100 shares of Series B Preferred Stock for $5,442,000 in cash.  All sales were made to accredited investors. Each share of Series B Preferred Stock is convertible into ten shares of common stock six months after purchase. Attached to each share of Series B Preferred Stock are ten Class C Warrants, resulting in the issuance of 2,721,000 Class C Warrants. Each Class C Warrant has a term of three years (unless extended by the Company) and provides the right to purchase one share of common stock at $7.00 per share.

The Company issued Class C Warrants to acquire 125,000 shares of common stock and warrants to acquire an additional 125,000 shares of common stock to Kenny Securities Corp., as placement fees earned by Kenny Securities in the Company’s private placement of Series B Preferred Stock.

We entered into a promotion agreement with Global Drumz, Inc., pursuant to which we granted an option to purchase 1,000,000 shares of our common stock for $2.00 per share and a warrant to purchase 1,000,000 shares of our common stock for $7.00 per share.

All of the foregoing sales were made in reliance on Section 4(2) of the Securities Act of 1933, as amended. The net proceeds from the sale of Series B Preferred Stock to date in 2004 are to be used for sales, marketing and advertising expenses, increases in inventory, and working capital purposes. We used one registered broker-dealer (Kenny Securities) for the sale of approximately 125,000 shares of Series B Preferred Stock and paid commissions of $308,750 for such sales ($175,000 of which was cash and the remainder was warrants valued at $133,750 using a Black-Scholes valuation methodology). All of the foregoing uses of proceeds were direct or indirect payments to nonaffiliates.

2003

In 2003, the Company sold 1,370,300 shares of preferred stock for $3,425,750 in cash. All sales were made to accredited investors. Each share of preferred stock is convertible into ten shares of common stock after one year. The sales were made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

The Company also issued an aggregate of 420,452 shares of common stock under consulting agreements entered into during 2003. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

The net proceeds from these sales and issuances in 2003 were used for working capital purposes. We used one registered broker-dealer for the sale of approximately 265,968 shares of preferred stock and paid commissions of $33,246 for such sales. All of the foregoing uses of proceeds were direct or indirect payments to nonaffiliates.

2002

In 2002, we sold 315,000 shares of our preferred stock to accredited investors, most of which were existing stockholders, for aggregate proceeds of $787,500. We did not use an underwriter in connection with these sales. The sales were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The net proceeds from these sales in 2002 were used for working capital purposes. We did not use any registered securities broker-dealers in connection with any sales of stock. All of the foregoing uses of proceeds were direct or indirect payments to nonaffiliates.

2001

In 2001, we sold 102,000 shares of our preferred stock to accredited investors, most of which were existing stockholders, for aggregate proceeds of $255,000. We did not use an underwriter in connection with these sales. The sales were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

The exhibits to this registration statement are listed below. Other than exhibits that are filed herewith, all exhibits listed below are incorporated herein by reference. Exhibits indicated by an asterisk (*) are the management contracts and compensatory plans, contracts or arrangements required to be filed as exhibits to this registration statement.

Exhibit	Where Located
Plan of Reorganization	Exhibit 2 to Registration Statement on Form SB-2 filed August 15, 2000
Articles of Incorporation	Exhibit 3(i) to Registration Statement on Form SB-2 filed August 15, 2000
Amendment and Restatement of Certificate of Incorporation	Exhibit 3(ii) to Registration Statement on Form SB-2 filed August 15, 2000
Certificate of Designations for Series B Preferred Stock	Exhibit 4.1 to Form 10-QSB filed August 13, 2004
By-Laws	Exhibit 3(iii) to Registration Statement on Form SB-2 filed August 15, 2000
Amendment to By-laws (Article VIII)	Exhibit 3.4 to Annual Report on Form 10-KSB filed March 30, 2004
Specimen Certificate of Common Stock	Exhibit 4(i) to Amendment No. 1 to Registration Statement on Form SB-2 filed December 1, 2000
Form of Class A Warrant	Exhibit 4(ii) to Registration Statement on Form SB-2 filed August 15, 2000
Form of Class B Warrant	Exhibit 4(iii) to Registration Statement on Form SB-2 filed August 15, 2000
Form of Class C Warrant	Exhibit 4.2 to Form 10-QSB filed August 13, 2004
Consent and Opinion of Alfred V. Greco, PLLC	Exhibit 5(i) to Amendment No. 1 to Form SB-2 filed December 1, 2001.
Commercial Property Lease Agreement between Scenic Properties, Inc., and SLS International, Inc., dated September 1, 2003	Exhibit 10.1 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Agreement dated February 24, 2000 between Igor Levitsky and Sound and Lighting Specialists, Inc.	Exhibit 10(i) to Amendment No. 1 to Registration Statement on Form SB-2 filed December 1, 2000
Assignment of Technology Rights by Igor Levitsky dated November 9, 2000	Exhibit 10(iii) to Amendment No. 1 to Registration Statement on Form SB-2 filed December 1, 2000

Exhibit	Where Located
Form of Distributor Agreement	Exhibit 10(iv) to Amendment No. 2 to Registration Statement on Form SB-2 filed January 16, 2001
2000 Stock Purchase and Option Plan*	Exhibit 99(i) to Registration Statement on Form SB-2 filed August 15, 2000
Form of Option*	Exhibit 99(ii) to Registration Statement on Form SB-2 filed August 15, 2000
Letter Agreement, dated January 5, 2002 between SLS International, Inc. and Internet PR Group Inc.	Exhibit 10.1 to Amendment No. 1 to Form 10-QSB for quarter ended March 31, 2002, filed May 21, 2003
Share Purchase Agreement, dated January 22, 2002 between SLS International, Inc. and Herbie Herbert	Exhibit 10.2 to Amendment No. 1 to Form 10-QSB for quarter ended March 31, 2002, filed May 21, 2003
Share Purchase Agreement, dated January 22, 2002 between SLS International, Inc. and Thomas Panos	Exhibit 10.3 to Amendment No. 1 to Form 10-QSB for quarter ended March 31, 2002, filed May 21, 2003
Consulting Agreement, dated April 9, 2002, between SLS International, Inc. and The Equitable Group, LLC	Exhibit 10.1 to Amendment No. 1 to Form 10-QSB for quarter ended June 30, 2002, filed May 21, 2003
Letter Agreement, dated April 2, 2002, between SLS International, Inc. and Muir Crane & Co.	Exhibit 10.2 to Amendment No. 1 to Form 10-QSB for quarter ended June 30, 2002, filed May 21, 2003
Letter Agreement, dated April 18, 2002, between SLS International, Inc. and Sam F. Hamra	Exhibit 10.3 to Amendment No. 1 to Form 10-QSB for quarter ended June 30, 2002, filed May 21, 2003
Consulting Services Agreement, dated June 19, 2002, between SLS International, Inc. and Liquid Solutions Corp.	Exhibit 10.4 to Amendment No. 1 to Form 10-QSB for quarter ended June 30, 2002, filed May 21, 2003
Letter Agreement, dated July 17, 2002, between SLS International, Inc. and Alfred V. Greco PLLC regarding settlement of Alfred V. Greco v. SLS International, Inc.	Exhibit 10.1 to Amendment No. 1 to Form 10-QSB for quarter ended September 30, 2002, filed May 21, 2003
Letter Agreement, dated July 17, 2002, between SLS International, Inc. and Alfred V. Greco PLLC regarding services to be provided by Alfred V. Greco PLLC	Exhibit 10.2 to Amendment No. 1 to Form 10-QSB for quarter ended September 30, 2002, filed May 21, 2003
Consulting Agreement, dated August 15, 2002, between SLS International, Inc. and Atlantic Services Ltd.	Exhibit 10.3 to Amendment No. 1 to Form 10-QSB for quarter ended September 30, 2002, filed May 21, 2003
Consulting Agreement, dated September 10, 2002, between SLS International, Inc. and Art Malone Jr.	Exhibit 10.4 to Amendment No. 1 to Form 10-QSB for quarter ended September 30, 2002, filed May 21, 2003

Exhibit	Where Located
Settlement Agreement and General Release dated April 1, 2003 between McQuerterGroup and SLS International, Inc.	Exhibit 10.20 to Form 10-KSB for year ended December 31, 2002, filed May 21, 2003
Letter Agreement dated October 25, 2002 between SLS International, Inc. and Patrick J. Armstrong	Exhibit 10.21 to Form 10-KSB for year ended December 31, 2002, filed May 21, 2003
Letter Agreement dated October 25, 2002 between SLS International, Inc. and Larry R. Stessel	Exhibit 10.22 to Form 10-KSB for year ended December 31, 2002, filed May 21, 2003
Consulting Agreement, dated November 18, 2002 between SLS International, Inc. and Atlantic Services Ltd.	Exhibit 10.23 to Form 10-KSB for year ended December 31, 2002, filed May 21, 2003
Investor Relations and Financial Public Relations Consulting Agreement, dated December 15, 2002 between SLS International, Inc. and Worldwide Financial Marketing, Inc.	Exhibit 10.24 to Form 10-KSB for year ended December 31, 2002, filed May 21, 2003
Consulting Agreement dated February 20, 2003, between SLS International, Inc. and Tom Puccio	Exhibit 10.1 to Form 10-QSB for quarter ended March 31, 2003, filed June 16, 2003
Option Agreement, dated as of May 19, 2003, between the Company and Steerpike (Overseas) Ltd.	Exhibit 10.1 to Form 10-QSB for quarter ended June 30, 2003, filed August 14, 2003
Letter Agreement, dated as of May 19, 2003, between the Company and Steerpike (Overseas) Ltd.	Exhibit 10.2 to Form 10-QSB for quarter ended June 30, 2003, filed August 14, 2003
Letter Agreement, dated as of May 19, 2003, between the Company and Steerpike Inc.	Exhibit 10.3 to Form 10-QSB for quarter ended June 30, 2003, filed August 14, 2003

Letter Agreement, dated as of July 10, 2003,
between the Company and Alfred V. Greco PLLC,
amending prior letter agreement, dated July 17,
2002, concerning the settlement of certain litigation
between such parties

Exhibit 10.4 to Form 10-QSB for quarter ended June 30, 2003, filed August 14, 2003
Consulting Agreement, dated as of July 14, 2003, between SLS International, Inc. and Atlantic Services Ltda.	Exhibit 10.2 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Consulting Agreement, dated as of July 22, 2003, between SLS Loudspeakers and Atlantic Services Ltda.	Exhibit 10.3 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Consulting Agreement, dated as of August 11, 2003, between SLS International, Inc. and G. Ghecko Enterprises	Exhibit 10.4 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003

Exhibit	Where Located
Contract for Promotional Services, dated July 14, 2003, between Ronald E. Gee and SLS International, Inc.	Exhibit 10.5 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Contract for Promotional Services, dated August 5, 2003, between Ronald E. Gee and SLS International, Inc.	Exhibit 10.6 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Contract for Promotional Services, dated September 5, 2003, between Ronald E. Gee and SLS International, Inc.	Exhibit 10.7 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Consulting Agreement, dated as of August 11, 2003, between SLS Loudspeakers and Berkshire International, LLC	Exhibit 10.8 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Letter Agreement, dated August 29, 2003, between SLS International and Art Malone, Jr.	Exhibit 10.9 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Consulting Agreement, dated August 21, 2003, between SLS International, Inc. and Grant Galloway	Exhibit 10.10 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Agreement, dated July 31, 2003 between SLS International, Inc. and Wall Street Investor Relations Corp.	Exhibit 10.11 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
30 Days Public Relations Services Contracts, dated July 23, 2003, between Fitzgerald Galloway Consulting and SLS International, Inc.	Exhibit 10.12 to Form 10-QSB for quarter ended September 30, 2003, filed November 11, 2003
Merger Agreement, dated March 12, 2004, among SLS International, Inc., Evenstar, Inc., Joel A. Butler, David L. Butler, Patrick D. Butler, and Evenstar Mergersub, Inc.	Exhibit 10.1 to Form 8-K filed March 17, 2004
Employment Agreement, dated March 12, 2004, between SLS International, Inc. and Joel A. Butler	Exhibit 10.2 to Form 8-K filed March 17, 2004
Consulting Services Agreement, dated October 28, 2003, between SLS International, Inc. and Zane Sellis	Exhibit 10.41 to Annual Report on Form 10-KSB filed March 30, 2004
Consulting Services Agreement, dated November 6, 2003, between SLS International, Inc. and George Iordanou	Exhibit 10.42 to Annual Report on Form 10-KSB filed March 30, 2004
Consulting Services Agreement, dated November 10, 2003, between SLS International, Inc. and William F. Fischbach	Exhibit 10.43 to Annual Report on Form 10-KSB filed March 30, 2004
Consulting Services Agreement, dated November 20, 2003, between SLS International, Inc. and Edward Decker	Exhibit 10.44 to Annual Report on Form 10-KSB filed March 30, 2004

Exhibit	Where Located
Consulting Services Agreement, dated November 20, 2003, between SLS International, Inc. and Christopher Obssuth	Exhibit 10.45 to Annual Report on Form 10-KSB filed March 30, 2004
Stipulation for Entry of Judgment and Mutual General Release	Exhibit 10.46 to Annual Report on Form 10-KSB filed March 30, 2004
Stock Option Agreement, dated February 9, 2004, between SLS International, Inc., and Ryan Schinman	Exhibit 10.1 to Quarterly Report on Form 10-QSB filed May 17, 2004
Letter Agreement, dated May 19, 2004, between SLS International, Inc., and Kenny Securities Corp.	Exhibit 10.2 to Quarterly Report on Form 10-QSB filed May 17, 2004
Promotion Agreement, dated June 2, 2004, between SLS International, Inc. and Global Drumz, Inc.	Exhibit 10.1 to Form 10-QSB filed August 13, 2004
Option Agreement, dated June 2, 2004, between SLS International, Inc. and Global Drumz, Inc.	Exhibit 10.2 to Form 10-QSB filed August 13, 2004
Redeemable Warrant, dated June 2, 2004, issued by SLS International, Inc. in favor of Global Drumz, Inc.	Exhibit 10.3 to Form 10-QSB filed August 13, 2004
Redeemable Warrant, dated March 23, 2004, issued by SLS International, Inc. in favor of Kenny Securities Corp.	Exhibit 10.4 to Form 10-QSB filed August 13, 2004
List of Subsidiaries of SLS International, Inc.	Exhibit 21 to Form 10-KSB for year ended December 31, 2003, filed March 30, 2004
Consent of Weaver & Martin LLC Independent Certified Public Accountants	Filed herewith.
Consent Order of Missouri Securities Division and SLS International, Inc.	Exhibit 99(iv) to Post-Effective Amendment No. 1 filed May 30, 2001
Promotional Shares Lock-In Agreement	Exhibit 99(v) to Post-Effective Amendment No. 1 filed May 30, 2001
Modification to Consent Order of Missouri Securities Division and SLS International, Inc.	Exhibit 99.1 to Post-Effective Amendment No. 2 filed February 9, 2004

ITEM 28.  UNDERTAKINGS

The undersigned hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Springfield, Missouri, on August 18, 2004.

SLS International, Inc.

/s/ JOHN M. GOTT
John M. Gott, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ JOHN M. GOTT John M. Gott	President, Chief Executive Officer, Chief Financial Officer, Director	August 18, 2004

/s/ ROBERT H. LUKE, PH.D Robert H. Luke, Ph.D	Director	August 18, 2004

/s/ MICHAEL L. MAPLES Michael L. Maples	Director	August 18, 2004

/s/ ED MOIST Ed Moist	Controller	August 18, 2004